Exhibit 2.1

STOCK PURCHASE AGREEMENT
BY AND AMONG
ENCORE CAPITAL GROUP, INC.
(AS “ENCORE”),
THE SELLERS PARTY HERETO,
(COLLECTIVELY, AS THE “SELLERS”),
ATLANTIC CREDIT & FINANCE, INC.
(AS THE “COMPANY”),
AND
RICHARD WOOLWINE
(AS THE “SELLERS’ REPRESENTATIVE”),
DATED AS OF AUGUST 1, 2014

Table of Contents

Page
ARTICLE 1	DEFINITIONS	2

ARTICLE 2	PURCHASE AND SALE OF THE SHARES	9
2.1	Purchase and Sale of the Shares	9
2.2	Purchase Price	9
2.3	Pre-Closing Deliverables	9
2.4	The Closing	10
2.5	Locked Box Provisions	14

ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF THE SELLERS WITH RESPECT TO THE ACQUIRED COMPANIES	16
3.1	Organization	16
3.2	Qualification; Due Execution; Power and Authority	16
3.3	Company Records / Authority	17
3.4	Non-contravention	17
3.5	Capitalization	17
3.6	Financial Statements	19
3.7	Recent Events	20
3.8	Contracts	22
3.9	Title to and Condition of Assets and Properties	24
3.10	Receivables; Collections of Receivables	25
3.11	Intellectual Property	27
3.12	Employees	28
3.13	Employee Benefits	29
3.14	Legal Compliance; Permits	31
3.15	Litigation	33
3.16	Taxes	33
3.17	Insurance	36
3.18	Illegal or Improper Payments	36
3.19	Related Party Transactions	37
3.20	Brokers’ Fees	37
3.21	Disclosure	37

ARTICLE 5	REPRESENTATIONS AND WARRANTIES OF ENCORE	39
5.1	Organization; Power and Authority	39
5.2	Authorization of Transaction	39
5.3	Due Execution; Enforceability	39
5.4	Non-contravention	39
5.5	Governmental Consent	40
5.6	Brokers’ Fees	40

ARTICLE 6	PRE-CLOSING COVENANTS	40
6.1	Conduct of Business Pending Closing	40
6.2	Information	42
6.3	Exclusivity	43
6.4	Notification of Certain Matters	43
6.5	Hiring of JPF Employees	44
6.6	Roanoke Call Center	44
6.7	Cause Conditions to be Satisfied; Further Assurances	44

ARTICLE 7	CONDITIONS PRECEDENT	45
7.1	Conditions Precedent to Obligations of Encore	45
7.2	Conditions Precedent To Obligations of the Sellers and the Company	46

ARTICLE 8	TERMINATION	47
8.1	Conditions Precedent to Obligations of Encore	47
8.2	Conditions Precedent To Obligations of the Sellers and the Company	48

ARTICLE 10	INDEMNIFICATION	52
10.1	Risk Allocation	52
10.2	Survival	52
10.3	Indemnification by the Sellers	53
10.4	Indemnification by Encore	54
10.5	Matters Involving Third Parties	54
10.6	Limitations on Liability	56
10.7	Procedures for Assertion of Claims	57
10.8	Recourse to Escrow Amount	57
10.9	Exclusive Remedy	58

ARTICLE 11	TAX MATTERS	58
11.1	Preparation of Tax Returns	58
11.2	Straddle Period Allocation	59
11.3	Transfer Taxes	59
11.4	Cooperation on Tax Matters	59
11.5	Conflict	59
11.6	Survival; Exclusivity	59
11.7	Tax Treatment of Indemnity Payments	60
11.8	Termination of Tax Sharing Agreements	60

ARTICLE 12	SELLERS’ REPRESENTATIVE	60
12.1	Appointment and Powers	60
12.2	Reliance	61
12.3	Professionals; Limitation of Liability	62
12.4	Reimbursement of Expenses; Indemnity for Losses	62

Schedules:

Schedule 1	Sellers; Ownership of Shares
Schedule 2.3(a)	Indebtedness to be Repaid
Schedule 2.4(b)(iii)	Remaining Security Interests
Schedule 2.4(b)(iv)	Certain Required Consents
Schedule 2.4(b)(ix)	Remaining Related Party Contracts
Schedule 2.5(a)(iii)	Loans to Sellers
Schedule 6.5	Employee Offerees
Schedule 10.3(e)	Indemnification by the Sellers — Specified Proceeding

Disclosure Schedule

Exhibits:

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Release Agreement
Exhibit C	Form of Transition Services Agreement
Exhibit D	Form of Amendment to Account Servicing Agreement
Exhibit E-1	Receivable File
Exhibit E-2	Receivable File Data Elements
Exhibit E-3	Chain of Title File

STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of August 1, 2014, by and among Encore Capital Group, Inc., a Delaware corporation (“Encore”), Atlantic Credit & Finance, Inc., a Virginia corporation (the “Company”), the undersigned holders of the equity interests therein, each of whom is identified on Schedule 1 attached hereto (each, a “Seller” and, collectively, the “Sellers”), and Richard Woolwine, as the Sellers’ Representative. Encore, the Company, each Seller and the Sellers’ Representative may be referred to herein, collectively, as the “Parties” and, individually, as a “Party.”
RECITALS
WHEREAS, the Sellers own, beneficially and of record, all of the issued and outstanding shares of equity interests of the Company, which as of the date hereof consists of 90,000 shares of Common Stock, no par value per share (collectively, the “Common Shares”) and 12,273 shares of Class B Common Stock, no par value per share (collectively, the “Class B Shares” and, together with the Common Shares, the “Shares”), each as set forth opposite the Sellers’ names on Schedule 1.
WHEREAS, the Company owns, beneficially and of record, all of the issued and outstanding limited liability company interests of (i) Atlantic Credit & Finance Special Finance Unit, LLC, a Virginia limited liability company (“SFU”), (ii) Atlantic Credit & Finance Special Finance Unit III, LLC, a Virginia limited liability company (“SFU III”), (iii) ACF Medical Services, Inc., a Virginia corporation (“ACF Medical”) and (iv) Virginia Credit & Finance, Inc., a Virginia corporation (“Virginia Credit”). The Company, SFU, SFU III, ACF Medical, Virginia Credit and each Subsidiary of any of the foregoing are sometimes referred to herein, individually, as an “Acquired Company” and, collectively, as the “Acquired Companies.”
WHEREAS, the Acquired Companies, collectively, are engaged in the business of (i) purchasing, holding, maintaining, collecting and/or servicing charged-off consumer receivables and (ii) providing related services (collectively, the “Business”).
WHEREAS, Encore desires to purchase from the Sellers, and the Sellers desire to sell to Encore, all of the Shares upon the terms and subject to the conditions set forth in this Agreement.
WHEREAS, the SFU III has, on or prior to the date hereof, entered into the NCEP Purchase Agreement (as defined below); and
WHEREAS, the Sellers desire to appoint Richard Woolwine as the Sellers’ Representative to represent their interests and act on their behalves in connection with all matters relating to this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements hereinafter set forth, and for other consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of California or the Commonwealth of Virginia.
“Business Permit” means each permit, license, certificate, accreditation or other authorization of a Governmental Authority required for the conduct of the Business.
“Cash” means cash and cash equivalents (including amounts held in depositary accounts with financial institutions, certificates of deposit, treasury bills and treasury notes).
“Change of Control Payments” means any severance or other payment or bonus or other amount which becomes due or is otherwise required to be paid by an Acquired Company or any predecessor entity to any member, owner, manager, officer, employee or consultant (or former member, owner, officer, employee or consultant) arising out of, relating to or resulting from this Agreement, the consummation of the transactions contemplated by this Agreement, including any claim for any change in control payment, transaction bonus, severance payment or any entitlement to the Purchase Price (or any portion thereof or interest therein), based on any obligation or liability arising or existing prior to the Closing, even if further contingent on a cessation of employment or the provision of additional services, plus any payroll Taxes of any Acquired Company attributable to such compensation.
“Charter Documents” means: (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (iv) the limited liability company agreement, operating agreement and the certificate of organization of a limited liability company; (v) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (vi) any amendment to any of the foregoing.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Contract” means any Contract to which any Acquired Company is a party or by which any Acquired Company is bound or to which any properties or assets of any Acquired Company are subject.

“Company Transaction Expenses” means all unpaid or unsatisfied Liabilities of the Acquired Companies for costs and expenses incurred by or on behalf of the Acquired Companies or the Sellers in connection with the preparation, execution and performance of this Agreement and the other agreements contemplated hereby and the transactions contemplated hereby and thereby, including all brokerage/investment banking fees and expenses and all fees and expenses of legal, accounting and other professional advisors and representatives.
“Contract” means any contract, agreement, indenture, evidence of Indebtedness, note, bond, loan, instrument, lease, sublease, mortgage, license, sublicense, franchise, obligation, commitment or other arrangement, agreement or understanding, whether express or implied and whether written, oral or otherwise.
“Employee Benefit Plans” means: (i) “employee benefit plans,” as such term is defined in Section 3(3) of ERISA, whether or not funded and whether or not terminated, (ii) personnel policies and (iii) fringe or other benefit or compensation plans, policies, programs and arrangements, whether or not subject to ERISA, whether or not funded and whether or not terminated, including stock bonus or other equity compensation, deferred compensation, pension, severance, retention, change of control, bonus, vacation, travel, incentive, and health, disability and welfare plans, policies, programs or arrangements.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations promulgated thereunder.
“GAAP” means United States generally accepted accounting principles as in effect from time to time.
“Governmental Authority” means any federal, state, local or foreign governmental or quasi-governmental entity or municipality or subdivision thereof or any authority, department, commission, board, bureau, agency, court, tribunal or instrumentality, or any applicable self-regulatory organization.
“Indebtedness” means, without duplication, the aggregate amount of (i) all indebtedness of one or more Acquired Companies for borrowed money, or with respect to deposits or advances of any kind to any Acquired Company, together with all prepayment premiums, penalties and accrued interest thereon and other costs, fees and expenses payable in connection therewith (including indebtedness evidenced by or incurred pursuant to promissory notes, bonds, debentures, term loans, revolving credit facilities, senior subordinated notes or other similar instruments), (ii) all Liabilities of any Acquired Company upon which interest charges are customarily paid (excluding trade accounts payable), (iii) all Liabilities of one or more Acquired Companies for any earnout, contingent payment, deferred payment or other amount payable in respect of an Acquired Company’s acquisition of the assets, loans, securities or business of another Person prior to the Closing Date, (iv) all Liabilities of one or more Acquired Companies for accrued but unpaid dividends or other amounts payable to one or more Sellers (or their Affiliates), (v) all indebtedness of one or more Acquired Companies under derivatives, swap or exchange agreements, together with all prepayment premiums, penalties and accrued interest thereon, and in each such case all breakage costs, unwind costs, fees, termination costs, redemption costs, expenses and other charges with respect to any of the foregoing, (vi) all obligations of one or more Acquired Companies created or arising under any conditional sale or other title retention agreement with respect to property acquired by any Acquired Company (whether or not the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (vii) all obligations of any Person (whether or not an Acquired Company) secured by any Security Interest on any properties or assets of any Acquired Company (even if an Acquired Company has not assumed or become liable for the payment of such indebtedness), (viii) all obligations under leases that have been or must be, in accordance with GAAP, recorded as capital leases in respect of which one or more Acquired Companies is liable as lessee, (ix) all Liabilities of one or more Acquired Companies under securitization or receivables factoring arrangements or transactions, (x) any amounts owed with respect to drawn letters of credit issued for the account of any Acquired Company, (xi) all Company Transaction Expenses, (xii) all Change of Control Payments and (xiii) all Liabilities of any third party of the types described above that are guaranteed, by means of a guaranty agreement or any other arrangement having the economic effect of a guaranty, directly or indirectly, by one or more Acquired Companies.
“Intellectual Property” means all (i) patents, patent applications, patent disclosures, and improvements thereto, (ii) trademarks, service marks, trade dress, logos, trade names, company names and registrations, and applications for registration thereof, (iii) internet domain names (including www.atlanticcreditfinance.com) and internet websites and webpages (including those displayed on third party websites), including all data, content, graphics design, website layout, website architecture, software, code and other intellectual property relating thereto, (iv) copyrights and registrations and applications for registration thereof, (v) mask works and registrations and applications for registration thereof, (vi) computer software (including the object code and/or source code therefor), data and documentation, (vii) trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, software products in development, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information) and (viii) copies and tangible embodiments thereof (in whatever form or medium).
“IRS” means the Internal Revenue Service.
“Knowledge of the Sellers” means the knowledge of any Seller, after due inquiry of the employees of the Acquired Companies who are responsible for the matter in question and diligent investigation of any item disclosed by such person(s).
“Law” means, as of any time, any foreign, federal, state, local or other law or governmental requirement of any kind, and the rules, regulations, permits, licenses and Orders promulgated thereunder, or any notice or demand letter issued, entered, promulgated or approved thereunder, or any other interpretation of any of the foregoing applicable, as of such time, to the Acquired Companies, the Receivables or Serviced Receivables of the Acquired Companies or the operation of the Business.

“Liability” means any liability or obligation (whether known or unknown, whether absolute or contingent, whether direct or indirect, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.
“Loss” means any damage, obligation, payment, cost, expense, injury, judgment, settlement, penalty, fine, interest, Tax or other loss (whether known or unknown, whether absolute or contingent, whether direct or indirect, whether liquidated or unliquidated, and whether due or to become due), including the cost and expense of defending and prosecuting any and all Proceedings and complying with any and all Orders relating thereto, expenses of preparation and investigation thereof and reasonable attorneys’, experts’, consultants’ and accountants’ fees in connection therewith.
“Material Adverse Change” means any change, event or occurrence that individually or in the aggregate (taking into account all other such changes, events or occurrences) has had, or would be reasonably likely to have, a material adverse effect upon the assets, business, operations, financial condition or prospects of the Business or the Acquired Companies, taken as a whole, other than any such change, event or occurrence resulting from (i) changes in general economic conditions or the securities, credit or financial markets in general, in each case, generally affecting the industries in which the Business is conducted, (ii) changes affecting the industries in which the Business is conducted, or (iii) any acts of terrorism or war (other than any of the foregoing that causes any damage or destruction to or renders unusable any facility or property of any Acquired Company), except, in the case of foregoing clause (i) or clause (ii), to the extent such changes or developments referred to therein would reasonably be expected to have a disproportionate impact on the Business or the Acquired Companies, taken as a whole.
“NCEP Purchase Agreement” means that certain Purchase and Sale Agreement, dated as of July 31, 2014, by and between NCEP, LLC, a Nevada limited liability company, and SFU III.
“Order” means (i) any order, judgment, decree, decision, ruling, writ, assessment, charge, stipulation, injunction or other determination of any foreign, federal, state, local or other court, regulatory agency, department or commission or other Governmental Authority of any kind having competent jurisdiction to render such, (ii) any settlement agreement entered into in connection with the settlement, dismissal or other resolution of any Proceeding and (iii) any arbitration award entered by an arbitrator having competent jurisdiction to render such.
“Ordinary Course of Business” means the ordinary course of business of the Business, consistent with its past custom and practice (including with respect to quantity and frequency), but excluding any action or omission that constitutes (or, with the passage of time, the giving of notice by any Person or the happening of any other event, would constitute) a breach of any Contract or warranty, a tort, an infringement of any right of any other Person, or a violation of Law.
“Permitted Security Interests” means (i) Security Interests for current real or personal property Taxes that are not yet due and payable, (ii) workers’, carriers’ and mechanics’ or other similar Security Interests incurred in the Ordinary Course of Business, none of which relate to any disputed matter, liability or obligation and that do not materially detract from the value or use of the property encumbered thereby, and (iii) Security Interests that are immaterial in character, amount and extent and that do not materially detract from the value or materially interfere with the current or currently proposed use of the properties they affect.
“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, a Governmental Authority or any department, agency or political subdivision thereof or any other entity.
“Proceeding” means any charge, complaint, action, suit, litigation, proceeding, hearing, investigation, assessment, subpoena, civil investigative demand, claim or demand, or any notice of any of the foregoing, of or in any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, or before any arbitrator or any other Governmental Authority, or the levying of any penalty or fine by any of the foregoing.
“Receivables” means any consumer accounts and related receivables owned by the Acquired Companies.
“Related Party” means (i) any Seller, (ii) any Affiliate of any Seller (other than an Acquired Company) or any other Person in which any Seller has a direct or indirect economic interest, (iii) any director, manager, agent, representative, officer or employee of, or Person having a direct or indirect economic interest in, an Acquired Company, of any Seller or of any Affiliate of any Seller or any other Person in which any Seller has a direct or indirect economic interest and (iv) any family member (meaning such person’s spouse, grandparents, parents, siblings, lineal descendants and such person’s parents’ siblings and the lineal descendants and spouses of any of the foregoing) of any of the foregoing who is a natural person.
“Security Interest” means any adverse claim, mortgage, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, preference, priority or other security agreement, option, warrant, attachment, right of first refusal, preemption, conversion, put, call or other claim or right, restriction on transfer, or preferential arrangement of any kind or nature whatsoever (including any restriction on the transfer of any assets), any conditional sale or other title retention agreement and any financing lease involving substantially the same economic effect as any of the foregoing.
“Serviced Receivables” means any consumer accounts and related receivables serviced by the Acquired Companies on behalf of another Person.
“Tax” or “Taxes” means (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes or other tax of any kind whatsoever, whether disputed or not, together with all interest, penalties and additions imposed with respect thereto; (ii) any liability for the payment of any item described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or foreign Law; (iii) any liability for the payment of any item described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such item; or (iv) any successor liability for the payment of any item described in clause (i), (ii) or (iii) of any other Person, including by reason of being a party to any merger, consolidation, conversion or otherwise.
“Tax Return” means any and all reports, returns (including information returns), declarations, or statements relating to Taxes, including any schedule or attachment thereto and any related or supporting workpapers or information with respect to any of the foregoing, including any amendment thereof filed with or submitted to any Taxing Authority in connection with the determination, assessment, collection or payment of Taxes or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.
“Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Authority, including the IRS.
“Transaction Documents” means this Agreement and each of the other agreements and instruments contemplated hereby to be executed on the date hereof or on the Closing Date by a Seller, the Sellers’ Representative, an Acquired Company, Encore and/or any of their respective Affiliates. The Transaction Documents include the Escrow Agreement and the Release Agreements.
“Treasury Regulations” means the income Tax regulations, including temporary regulations, promulgated under the Code, as those regulations may be amended from time to time. Any reference herein to a specific section of the Treasury Regulations shall include any corresponding provisions of succeeding, similar, substitute, proposed or final Treasury Regulation.
“Unpaid Balance” means, with respect to any Receivable, the total outstanding unpaid balance of such Receivable as of June 30, 2014, which Unpaid Balance shall not include any interest, fees, charges or other similar amounts, if any, accrued or assessed against such Receivable subsequent to the date such Receivable was charged-off by the lender who originally granted the credit represented by such Receivable.
Index of Terms Defined in Other Sections

Term	Section Reference
Acquired Company / Acquired Companies	Recitals
Agreement	Preamble
Annual Financial Statements	3.8(a)(i)
ACF Medical	Recitals
Acquisition Transaction	6.3(a)
Book 3 Lender	2.3(c)
Book 3 Residual Payment	2.3(c)

Term	Section Reference
Business	Recitals
Cap	10.6(b)
Chain of Title File	3.10(b)
Claim Certificate	10.7(a)
Claimant	10.7(a)
Class B Shares	Recitals
Closing	2.4(a)
Closing Cash Payment	2.4(c)(iv)(D)
Closing Date	2.4(a)
Common Shares	Recitals
Company Employee Benefit Plans	3.13(a)
Confidential Information	9.3
Current Financial Statements	3.6(a)
Databases	3.11(e)
Debt Repayment	2.4(c)(i)
Derivative Securities	3.5(a)
Disclosure Schedule	Article 3
Employee Offer Letters	6.5
Employee Offerees	6.5
Encore	Preamble
Encore Indemnitees	10.3
Escrow Agent	2.4(b)(ii)
Escrow Agreement	2.4(b)(ii)
Escrow Amount	2.4(c)(iv)(A)
Financial Statements	3.6(a)
Fundamental Representations	10.2(a)
Indemnified Party	10.5(a)
Indemnifying Party	10.5(a)
JPF	3.9(c)
Latest Balance Sheet	3.6(a)
Latest Balance Sheet Date	3.6(a)
Leased Real Property	3.9(b)
NCEP Payment	2.4(c)(ii)
Owned Personal Property	3.9(c)
Original Creditor	3.10(b)(i)
Party / Parties	Preamble
Payoff Letters	2.3(a)
Personally Identifiable Information	3.11(e)
Post-Closing Tax Period	11.1(a)
Pre-Closing Tax Period	11.1(a)
Previous Seller	3.10(b)(ii)

Term	Section Reference
Purchase Price	2.2
Real Property Leases	3.8(b)(ii)
Receivable File	3.10(b)
Required Data	3.10(b)(iii)
Respondent	10.7(a)
Restricted Person	9.2(a)(ii)
Roanoke Assets	7.1(g)
Roanoke Call Center	6.6
Roanoke Sublease	3.9(b)
Seller / Sellers	Preamble
Seller Indemnitees	10.4
Sellers’ Representative	12.1
SFU	Recitals
SFU III	Recitals
Shares	Recitals
SR Reserve Account	2.4(c)(iv)(C
SR Reserve Amount	2.4(c)(iv)(C
Statement	11.1(a)
Straddle Period	11.1(a)
Termination Date	8.1(b)
Threshold Amount	10.6(a)(i)
Virginia Credit	Recitals
ARTICLE 2
PURCHASE AND SALE OF THE SHARES
2.1    Purchase and Sale of the Shares. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Sellers shall sell, assign, transfer and deliver to Encore, and Encore will purchase from the Sellers, the Shares free and clear of all Security Interests (other than restrictions on transfer under applicable securities Laws), in exchange for the Purchase Price. Encore may acquire some or all of the Shares through one or more wholly owned subsidiary corporations or limited liability companies.
2.2    Purchase Price. The aggregate purchase price for all of the Shares (the “Purchase Price”) shall be an amount equal to SEVENTY MILLION DOLLARS ($70,000,000).
2.3    Pre-Closing Deliverables. No less than two (2) Business Days prior to the Closing Date, the Company and the Sellers’ Representative shall deliver to Encore the following:
(a)    pay-off letters duly executed by each Person to whom any Indebtedness identified on Schedule 2.3(a), whether or not due, is owed, including wire transfer instructions for the payment of such Indebtedness to each such Person and a complete release of each Acquired Company from all liabilities and obligations with respect to such Indebtedness, effective upon the payment of the amount stated in such pay-off letter with respect to such Indebtedness at the Closing (the “Payoff Letters”);
(b)    a written agreement duly executed by NCEJV, LLC (the “Book 3 Lender”) and the Company, in form and substance satisfactory to Encore, stating that upon the payment of the amount stated in such agreement at the Closing (the “Book 3 Residual Payment”) the Book 3 Lender completely releases each Acquired Company from all Liability for further payment to the Book 3 Lender , and including wire transfer instructions for the payment of the Book 3 Residual Payment; and
(c)    a statement setting forth wire transfer instructions for payment of the Closing Cash Payment to the Sellers’ Representative, on behalf of the Sellers.
2.4    The Closing.
(a)    Date and Location of Closing. Subject to Section 2.4(d), the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by remote, electronic exchange of counterpart signature pages at the offices of Greenberg Traurig, LLP, 77 West Wacker Drive, Suite 3100, Chicago, IL, 60601 at 10:00 a.m., Eastern time, on the third (3rd) Business Day following the date on which all conditions to the Closing shall have been satisfied or waived (other than those that by their terms are not contemplated to be satisfied until the time of the Closing, but subject to the fulfillment or waiver of such conditions at the time of the Closing), or on such other date and/or time as Encore and the Sellers’ Representative may mutually agree. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”
(b)    Closing Deliveries by the Sellers. At the Closing, the Company and the Sellers shall deliver, or cause to be delivered, to Encore each of the following:
(i)    Stock Certificates and Stock Powers. Stock certificates representing all of the Shares, duly endorsed in blank for transfer or accompanied by duly executed stock powers assigning the Shares in blank, and any other documents necessary to transfer to Encore good and valid title to the Shares free and clear of all Security Interests (other than restrictions on transfer under applicable securities Laws); and stock certificates or other indicia of ownership (reasonably satisfactory to Encore) evidencing that all shares of capital stock or other equity securities of each other Acquired Company are owned of record and beneficially by one or more Acquired Companies free and clear of all Security Interests (other than restrictions on transfer under applicable securities Laws);
(ii)    Escrow Agreement. The Escrow Agreement by and among Encore, the Sellers’ Representative and Bank of America, as escrow agent (the “Escrow Agent”), substantially in the form attached hereto as Exhibit A (the “Escrow Agreement”), duly executed by the Sellers’ Representative and the Escrow Agent;

(iii)    Lien Releases. Except for those Security Interests set forth on Schedule 2.4(b)(iii), duly executed written instruments releasing any Security Interest on any properties or assets of the Acquired Companies or any Security Interest on the Shares or any other equity securities of any Acquired Company, and authorizing the filing of UCC-3 termination statements (or other comparable documents) for all UCC-1 financing statements (or other comparable documents) filed in connection with any Security Interest;
(iv)    Consents and Approvals. Evidence that all governmental and third-party filings, licenses, consents, authorizations, waivers and approvals (A) set forth on Schedule 2.4(b)(iv) or (B) that are required to be made or obtained for the consummation of the transactions contemplated by this Agreement or for the operation of the Business by Encore and its Affiliates after the Closing have been made or obtained, none of which shall contain any conditions or requirements that are adverse to Encore;
(v)    Secretary’s Certificates. A certificate executed by the Secretary of each of the Acquired Companies certifying that attached thereto are (A) a true, complete and correct copy of the Charter Documents of such Person, as in effect on the Closing Date, and, in the case of Charter Documents publicly filed in the state of formation of such Person, certified by an appropriate authority of such state, (B) true, complete and correct copies of resolutions of each such Person’s board of directors, managers or other governing body authorizing the execution, delivery and performance of the Transaction Documents and the transactions contemplated thereby, which resolutions have not been modified, rescinded or revoked, and (C) specimen signatures of the officers or other signatories of such Person authorized to sign the Transaction Documents on behalf of such Person;
(vi)    Closing Certificate. A certificate executed by (x) each Seller and (y) the Chief Executive Officer of the Company providing the certifications required by Sections 7.1(a) and 7.1(b) and certifying (i) that attached thereto is a true, correct and complete schedule listing, by obligee, of all Indebtedness as of immediately prior to the Closing, (ii) that any Company Transaction Expenses have previously been paid by Sellers or will be paid by Sellers simultaneously with the Closing and (iii) that the Acquired Companies have at least TWO MILLION DOLLARS ($2,000,000) in Cash as of immediately prior to the Closing;
(vii)    Good Standing Certificates. For each Acquired Company, certificates issued by an appropriate authority of the jurisdiction of organization for such Person certifying as of a date no more than five (5) Business Days prior to the Closing Date that such Person is in good standing under the Laws of such jurisdiction;
(viii)    Resignations. Letters executed by any director or officer (or persons holding comparable positions) of any Acquired Company, if and to the extent requested by Encore, resigning such person’s positions as a director or officer (or any comparable position) of such Acquired Company (but not such person’s employment, if any, with such Acquired Company);
(ix)    Termination of Certain Arrangements. Evidence in form and substance satisfactory to Encore that each Company Contract to which any Related Party is a party (other than the Company Contracts, if any, listed on Schedule 2.4(b)(ix)) has been terminated effective at or prior to the Closing, in each case, without any payment being made, or any other obligation incurred, by any Acquired Company, notwithstanding any terms of such Contracts to the contrary;
(x)    Releases. Releases in the form attached hereto as Exhibit B (each, a “Release Agreement”) duly executed by each director and/or officer (or persons holding comparable positions) of any Acquired Company;
(xi)    FIRPTA Certificates. A certificate, in form and substance reasonably satisfactory to Encore, duly executed by each Seller certifying that such Seller is not a foreign person in accordance with the Treasury Regulations under Section 1445 of the Code;
(xii)    Bank Signature Cards. Bank signature authorization cards for each bank account of each Acquired Company authorizing up to four people designated by Encore to make deposits thereto and withdraw funds therefrom;
(xiii)    Updated Lists. Updated versions of all lists required to be set forth in the Disclosure Schedule pursuant to Article 3, which lists shall be true, correct and complete as of immediately prior to the Closing, provided that no such updated list shall be deemed to (A) modify the representations, warranties, covenants or agreements of the Acquired Companies or any Seller or the Disclosure Schedule, (B) modify any of the conditions set forth in Article 7, or (C) cure or prevent any misrepresentation, inaccuracy, untruth or breach of any representation, warranty, covenant or agreement set forth in this Agreement or failure to satisfy any condition set forth in Article 7;
(xiv)    Transition Services Agreement. The Transition Services Agreement by and between the Company and JPF, in the form attached hereto as Exhibit C, duly executed by the Company and JPF;
(xv)    Collection Agreement. The Amendment to that certain Account Servicing Agreement, dated April 11, 2013, by and between the Company and JPF, in the form attached hereto as Exhibit D, duly executed by the Company and JPF; and
(xvi)    Other Documents. All other consents, certificates, documents, instruments and other items required to be delivered by the Company or any Related Party pursuant to the Transaction Documents or that are reasonably necessary to give effect to the transactions contemplated hereby or to vest in Encore good and valid title in and to the Shares free and clear of all Security Interests (other than restrictions on transfer under applicable securities Laws).
(c)    Closing Payments and Deliveries by Encore. At the Closing, Encore shall pay or deliver, or cause to be paid or delivered, each of the following:
(i)    Repayment of Indebtedness. Encore shall deliver, for the payoff of the Indebtedness identified on Schedule 2.3(a), an amount equal to the payoff amount specified in each of the Payoff Letters by wire transfer of immediately available funds to the creditor’s account specified therein (such amounts, collectively, the “Debt Repayment”);
(ii)    NCEP Purchase Agreement. Encore shall deliver, for the payment of the “Purchase Price” as defined in the NCEP Purchase Agreement on behalf of SFU III, an amount equal to TWENTY-FIVE MILLION ONE HUNDRED FIFTY THOUSAND DOLLARS ($25,150,000.00) net of net collections received by NCEP, LLC from 3/31/2014 through the close of business on the first business day prior to the Closing Date by wire transfer of immediately available funds to the account specified in the NCEP Purchase Agreement (such amount, the “NCEP Payment”);
(iii)    Book 3 Residual Payment. Encore shall deliver the Book 3 Residual Payment to the Book 3 Lender by wire transfer of immediately available funds to the account specified in the agreement between the Book 3 Lender and the Company delivered to Encore pursuant to Section 2.3(c);
(iv)    Purchase Price. Encore shall deliver the Purchase Price as follows:
(A)    Escrow Amount. Encore shall withhold from the Purchase Price and deposit with the Escrow Agent an amount equal to EIGHTEEN MILLION DOLLARS ($18,000,000) (the “Escrow Amount”) to be held pursuant to the terms of the Escrow Agreement and used as a non-exclusive source for the payment and discharge of any indemnification obligations owed to the Encore Indemnitees to the extent and in the manner provided in the applicable provisions of Article 10;
(B)    Sellers’ Representative Reserve Amount. Encore shall deliver an amount equal to TWO MILLION DOLLARS ($2,000,000) (the “SR Reserve Amount”) into an account designated by the Sellers’ Representative in a written notice to Encore delivered at least one (1) Business Day prior to the Closing Date (the “SR Reserve Account”), to be held by the Sellers’ Representative and used to pay the expenses of the Sellers’ Representative in his capacity as the Sellers’ Representative and for the payment of any Leakage Payment, if any, as further provided in Section 2.5; and

(C)    Closing Cash Payment to the Sellers. Encore shall deliver an amount equal to the difference of (i) the Purchase Price, minus (ii) the Escrow Amount and minus (iii) the SR Reserve Amount (such difference, the “Closing Cash Payment”), to the Sellers’ Representative on behalf of the Sellers by wire transfer of immediately available funds to the account specified pursuant to Section 2.3(c); provided that Encore shall have no liability for the payment (or non-payment) by the Sellers’ Representative of the Closing Cash Payment to the Sellers or the allocation among the Sellers of the Closing Cash Payment or the payment or allocation of any other element of Purchase Price that the Sellers may be entitled to receive;
(v)    Escrow Agreement. The Escrow Agreement duly executed by Encore;
(vi)    Closing Certificates. A certificate executed by an executive officer of Encore providing the certifications required by Sections 7.2(a) and 7.2(b).
(d)    Proceedings at Closing. The Parties agree that (i) the Debt Repayment is made earlier, and deemed to occur prior, in time than the Closing Payment, (ii) the Debt Repayment is made prior to, and deemed to occur prior to, Encore taking title to the Shares, and (iii) Encore will take title to the Shares only upon the satisfaction of the Indebtedness to be repaid by the Debt Repayment. Subject to the preceding sentence, all other proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken, executed and delivered simultaneously, and no proceedings will be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.
2.5    Locked Box Provisions.
(a)    Locked Box Covenant. Notwithstanding anything herein to the contrary, including in Section 3.7 or Section 6.1, each of the Acquired Companies represents, warrants and covenants that during the period from and excluding June 30, 2014 up to and including the Closing Date:
(i)    no Acquired Company has declared, authorized, paid or made to or for the benefit of any Related Party any dividend, distribution or return of capital;
(ii)    no Acquired Company has transferred or surrendered any asset to, or granted any Security Interest in any asset in favor of or for the benefit of, or assumed, indemnified or incurred any obligation or liability for the benefit of, directly or indirectly, any Related Party;
(iii)    no Acquired Company has waived, released or forgiven in favor of any Related Party any sum or obligation due by that Related Party to any of the Acquired Companies and neither has any Related Party failed to pay when due any sum due to any of the Companies (other than the loans to the Sellers identified on Schedule 2.5(a)(iii));
(iv)    no payment, administration or management fee, or fee of any kind has been levied by, or for the benefit of, directly or indirectly, any Related Party against any of the Acquired Companies and there has been no payment of any nature, including any payment of any management fee, service fee or similar fee of compensation of any kind by any Acquired Company to, or for the benefit of, directly or indirectly, any Related Party;
(v)    no liabilities have been paid or incurred by and of the Acquired Companies in respect of the transactions contemplated by this Agreement, including any finders’ fees, bonuses, brokerage or other commissions, or any advisors’ fees, costs or expenses (with the exception of fees paid to McGladrey LLP, not to exceed $32,000 in the aggregate);
(vi)    no Acquired Company has repaid any Indebtedness to, directly or indirectly, any Related Party;
(vii)    no Acquired Company (i) breached Section 6.1 or (ii) has taken any action after June 30, 2014 and prior to the date hereof that, if taken on or after the date hereof and prior to the Closing, would have been a breach of Section 6.1; and
(viii)    unless otherwise noted in this Section 2.5(a), no Acquired Company has made or entered into any agreement or arrangement to take, directly or indirectly, any action or, directly or indirectly, give effect to any of the matters described in this Section 2.5(a).
(b)    Breach of Locked Box Covenants.
(i)    The occurrence of any of the events described in Section 2.5(a) at or before the Closing Date but after June 30, 2014 will constitute an incident of “Leakage”.
(ii)    Within ten (10) days of receipt of a written notice from Encore setting forth the amount of any Losses of the Acquired Companies arising from any Leakage, such Losses shall be paid by the Sellers’ Representative through a release to Encore of such amount from the SR Reserve Account by wire transfer of immediately available funds to such account as Encore may designate or, to the extent there are insufficient funds in the SR Reserve Account, directly by the Sellers’ Representative by wire transfer of immediately available funds to Encore (each such payment to Encore, a “Leakage Payment”). It is agreed and understood that the Sellers’ Representative shall have the right to reimbursement from the Sellers pursuant to Section 12.4 for any Leakage Payment paid to Encore (other than by release of such amount from the SR Reserve Account), but that the Sellers’

Representative’s obligation to make a Leakage Payment is an independent obligation of the Sellers’ Representative and is not conditioned upon the simultaneous receipt or the agreement to provide such reimbursement from the Sellers.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
WITH RESPECT TO THE ACQUIRED COMPANIES
As a material inducement to Encore to enter into this Agreement and to consummate the transactions contemplated hereby, each Seller hereby represents and warrants to Encore that the statements contained in this Article 3 are correct and complete as of the date of this Agreement and as of the Closing except as set forth in the disclosure schedule of the Sellers attached hereto (the “Disclosure Schedule”), which will be arranged to correspond to the numbered and lettered sections and subsection contained in this Article 3. The Parties recognize that the representations and warranties in this Article 3 which use the terms “enforceable,” “realization” or words of similar meaning in the context of the Acquiring Companies’ rights and remedies against a third party are limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (b) Laws relating to the availability of specific performance and/or other equitable remedies.
3.1    Organization. Section 3.1 of the Disclosure Schedule sets forth a true, correct and complete list of (a) the name of each Acquired Company, (b) the jurisdiction of organization of such Acquired Company, and (c) the names of the directors and officers (or Persons holding comparable positions) of such Acquired Company. Each Acquired Company is duly organized, validly existing and in good standing (tax and otherwise) under the Laws of its jurisdiction of organization. The Company has delivered to Encore true, correct and complete copies of the Charter Documents of each Acquired Company. No Acquired Company is in violation of, in conflict with, or in default under, its Charter Documents, and there exists no condition or event which, after notice, lapse of time or both, would result in any such violation, conflict or default.
3.2    Qualification; Due Execution; Power and Authority.
(a)    Each Acquired Company is in good standing (tax and otherwise) in each other jurisdiction in which it is qualified to do business, and the jurisdictions listed in Section 3.2 of the Disclosure Schedule constitute the only jurisdictions in which the nature of such Acquired Company’s business or the ownership or leasing of its properties requires such qualification, except for any failure to be so qualified or in good standing that, individually or in the aggregate, has not been and would not reasonably be expected to be materially adverse to the Acquired Companies, taken as a whole.
(b)    Each Acquired Company has full legal right and all requisite power and authority to execute and deliver each of the Transaction Documents to which it is a party and to perform the transactions contemplated thereby. The execution and delivery by each Acquired Company of each of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary action on the part of such Acquired Company. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against it in accordance with its terms. Each of the other Transaction Documents has been duly and validly executed and delivered by the applicable Acquired Company or, when so executed and delivered, will be duly and validly executed and delivered by such Acquired Company, enforceable against it in accordance with its terms.
(c)    Each Acquired Company has all corporate or comparable power and authority necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.
3.3    Company Records / Authority. To the extent such records exist, books containing the records of meetings of the directors, members or board of managers, as the case may be, of each Acquired Company and the stock, unit or membership interest ledger and transfer books of each Acquired Company, all of which have been previously provided to Encore, are correct and complete in all material respects and accurately reflect the record holders of all outstanding stock, units, membership interests and other equity securities issued by such Acquired Company. All material actions taken by each Acquired Company since the date of its formation have been duly authorized to the extent so required by Laws and the charter documents of such Acquired Company.
3.4    Non-contravention. The execution, delivery and performance of the Transaction Documents by the Acquired Companies, and the consummation of the transactions contemplated thereby, do not and will not, with or without notice, lapse of time or both: (i) conflict with or result in a breach or violation of the Charter Documents or any resolution of the directors, managers, stockholders or members (or comparable Persons) of any Acquired Company; (ii) require any consent, waiver, approval, declaration or authorization of, or notice to or filing with, any Governmental Authority; (iii) materially conflict with, result in a material default, material modification or termination under, give any Person a right of termination, cancellation, acceleration, suspension or revocation under, result in the loss of a material benefit or the imposition of any material obligation under, or require any material consent, waiver, approval, notice, filing, declaration or authorization under, any Company Contract or Business Permit; (iv) result in the creation or imposition of any Security Interest on the Shares or any material Security Interest on the Business or any property or asset of the Acquired Companies; (v) violate in any material respect any Law to which any Acquired Company or any of the Assets are subject or bound.
3.5    Capitalization.
(a)    Section 3.5 of the Disclosure Schedule sets forth a true, correct and complete list of (i) the authorized capital of each Acquired Company, (ii) the number of issued and outstanding shares of capital stock or other equity securities of such Acquired Company and all holders (beneficial and of record) thereof, (iii) the number of all outstanding options, warrants and other securities convertible into or exchangeable for any capital stock or other equity securities of such Acquired Company (“Derivative Securities”) and the names and addresses of all holders thereof, the date of issue and a description of the material terms thereof (including, if applicable, the exercise price and vesting schedule thereof), and (iv)

each equity incentive plan (or any other plan or arrangement regarding the issuance of any capital stock or other equity securities of any Acquired Company), the number of shares issuable in respect of outstanding awards issued thereunder, and the number of shares available for future awards thereunder. All outstanding shares of capital stock or other equity securities of each Acquired Company have been duly authorized and validly issued, are fully paid and nonassessable, were offered, issued, sold and delivered in compliance with all Laws governing the issuance of securities and were not issued in violation of (or subject to) any preemptive rights (including any preemptive rights set forth in the Charter Documents of such Acquired Company), rights of first refusal or similar rights. Any shares of capital stock or other equity securities of any Acquired Company issuable upon exercise or conversion of any Derivative Securities have been duly reserved for issuance by such Acquired Company, and upon issuance thereof in accordance with the terms of the instrument governing such Derivative Securities, will be duly authorized, validly issued and fully paid and nonassessable, will have been offered, issued, sold and delivered in compliance with all Laws governing the issuance of securities and will not have been issued in violation of (or subject to) any preemptive rights (including any preemptive rights set forth in the Charter Documents of such Acquired Company), rights of first refusal or similar rights. There are no voting agreements or voting trusts with respect to any of the Shares. No Acquired Company holds any of its shares of capital stock or other equity securities in its treasury.
(b)    Except as set forth in Section 3.5 of the Disclosure Schedule, (i) there are no authorized, issued, reserved for issuance or outstanding (A) shares of capital stock or other equity securities of any Acquired Company, (B) preemptive rights (including any preemptive rights set forth in the Charter Documents of such Acquired Company), rights of first refusal or similar rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, puts, calls, commitments or rights of any kind to which any Acquired Company is a party or by which any Acquired Company is bound that obligate any Acquired Company to issue, sell, repurchase, redeem or otherwise acquire any shares of capital stock or other equity securities of any Acquired Company, (C) securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any shares of capital stock or other equity securities of any Acquired Company, or (D) shares of restricted stock or other equity or equity-related compensation with respect to any capital stock or other equity securities of any Acquired Company, or Derivative Securities or other rights that are linked to the value of any shares of capital stock or other equity securities of any Acquired Company; and (ii) there are no outstanding obligations of any Acquired Company to repurchase, redeem or otherwise acquire any shares of its capital stock or any other equity securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such shares of capital stock or other equity securities.
(c)    Except for any other Acquired Company, no Acquired Company has ever had any direct or indirect subsidiaries or other predecessors, and no Acquired Company presently owns, of record or beneficially, or controls, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any Person (other than an Acquired Company), whether active or dormant, nor is any Acquired Company, directly or indirectly, a participant in any joint venture, partnership, limited liability company, trust, association or other non-corporate entity. There are no trusts or similar entities or instruments of guardianship or custodianship, whether enforceable or not, in existence for the benefit of any Acquired Company.
(d)    No Person, other than a Seller or an Acquired Company, owns, beneficially or of record, any equity securities of or any other equity interest in any Acquired Company. By acquiring the Shares at the Closing pursuant to this Agreement, Encore will acquire ownership, directly or indirectly, of all of the equity securities of, and all of the equity interests in, each of the Acquired Companies.
3.6    Financial Statements.
(a)    Annual and Current Financial Statements. The Sellers have previously provided Encore with the following financial statements (collectively, the “Financial Statements”): (i) the audited consolidated balance sheets of each of the Acquired Companies as of December 31, 2011, December 31, 2012, and December 31, 2013 and the related statements of income, cash flows and changes in owners’ equity for each of the fiscal years then ended and (ii) the unaudited consolidated balance sheet of the Acquired Companies as of June 30, 2014 (the “Latest Balance Sheet Date”) and the related statements of income and cash flows for the six-month period then ended (collectively, the “Current Financial Statements”). The balance sheet described in Section 3.6(a)(ii) is referred to herein as the “Latest Balance Sheet.”
(b)    Accuracy of Financial Statements. The Financial Statements (including in all cases any notes thereto) are accurate and complete in all material respects, have been prepared from the books and records of the Acquired Companies (which books and records are accurate and complete in all material respects), have been prepared in accordance with GAAP, consistently applied throughout the periods indicated, and fairly present the financial condition and results of operations, cash flows and changes in owners’ equity as at the dates of, and for the periods covered by, such Financial Statements, except that the Current Financial Statements do not include footnotes (which, if presented, would not differ materially from those included in the December 31, 2013 Financial Statements) and are subject to customary year-end adjustments (the effect of which adjustments will not, individually or in the aggregate, be materially adverse). Since the Latest Balance Sheet Date, there have been no material changes in the accounting policies of the Acquired Companies (including any change in depreciation or amortization policies or rates, or policies with respect to reserves for uncollectible accounts receivable or excess or obsolete inventory) and no revaluation of any Acquired Company’s properties or assets. Section 3.6(b) of the Disclosure Schedule contains a true, correct and complete list of all Indebtedness and identifies for each item of Indebtedness the outstanding principal, the accrued but unpaid interest and any applicable prepayment or call penalty or premium.
(c)    Internal Controls. The Company maintains such internal accounting controls and procedures as are necessary to provide reasonable assurance regarding the reliability of the financial statements of the Acquired Companies (including the Financial Statements).
(d)    Bank Accounts. Section 3.6(d) of the Disclosure Schedule sets forth each bank or other depositary account held in the name of each Acquired Company (including the financial institution, the account number and other relevant identifying information) and the names of each individual authorized to make withdrawals therefrom immediately prior to the Closing Date.
(e)    Powers of Attorney. There are no outstanding powers of attorney executed by or on behalf of any Acquired Company or, except as set forth in Article 12 or on Section 3.6(e) of the Disclosure Schedule, any Seller with respect to the Business or any Acquired Company.
(f)    Books and Records. At the Closing, all of the books and records used to create the Financial Statements will be in the possession of the Acquired Companies. The Company has delivered to Encore true, complete and correct copies of all management letters and letters to or from the Acquired Companies’ accountants, if any, relating to any audit or review of the financial statements or the underlying books and records of any Acquired Company. The Company has reported to Encore in writing any fraud, whether or not material, that involves management or other employees who participate in the preparation of the Acquired Companies’ financial statements or have a significant role in the maintenance of the Acquired Companies’ books and records.
(g)    No Undisclosed Liabilities. No Acquired Company has any Liability (nor is there any Basis for any Liability of an Acquired Company), except for (i) Liabilities set forth on the face of the Latest Balance Sheet (rather than in any notes thereto), (ii) current Liabilities that have arisen after the Latest Balance Sheet Date in the Ordinary Course of Business (none of which arose out of any Proceeding) and (iii) Liabilities arising in the Ordinary Course of Business under Company Contracts.
3.7    Recent Events. No Material Adverse Change has occurred since December 31, 2013. Without limiting the generality of the foregoing and except as set forth in Section 3.7 of the Disclosure Schedule, since December 31, 2013, no Acquired Company has:
(a)    operated outside of the Ordinary Course of Business or engaged in any transaction outside of the Ordinary Course of Business;
(b)    sold, leased, transferred or assigned any of its properties or assets, tangible or intangible, outside of the Ordinary Course of Business;
(c)    amended, accelerated, terminated or canceled any Company Contract (or series of related Company Contracts) involving more than $25,000 annually (and no third party has accelerated, terminated or canceled any such Company Contract(s));

(d)    canceled, compromised, waived or released any right or claim (or series of related rights and claims) either involving more than $25,000 or outside the Ordinary Course of Business;
(e)    experienced any damage, destruction or loss (whether or not covered by insurance) to its properties or assets (other than ordinary wear and tear not caused by neglect) in excess of $25,000 in the aggregate;
(f)    issued, delivered or sold or authorized or proposed the issuance, delivery or sale of any of its securities (including any debt securities and including any options, warrants, calls, conversion rights, commitments or other securities relating to such securities) or authorized or proposed any change in its equity capitalization or capital structure;
(g)    changed any method or principle of accounting;
(h)    entered into any transaction, arrangement or contract with, or distributed or transferred any property or other assets to, any Related Party (other than salaries and employee benefits and other transactions pursuant to any Company Employee Benefit Plan in the Ordinary Course of Business);
(i)    amended or modified any Company Employee Benefit Plan in any respect, other than amendments and modifications required to comply with Law and reflected in true and complete copies of such Company Employee Benefit Plans previously provided to Encore;
(j)    made or agreed to make any capital expenditures in excess of $25,000 individually, or $100,000 in the aggregate for the Acquired Companies taken as a whole;
(k)    made any Tax election other than in the Ordinary Course of Business, changed any Tax election, adopted any accounting or Tax accounting method, changed any accounting or Tax accounting method, filed any Tax Return (other than any estimated Tax Return, payroll Tax Return or sales Tax Return) or any amendment to a Tax Return, entered into any closing agreement, waived or extended any statute of limitations with respect to Taxes, settled or compromised any Tax claim or assessment or consented to any Tax claim or assessment, surrendered any right to claim a refund of Taxes or taken any other similar action relating to the filing of any Tax Return or the payment of any Taxes;
(l)    increased the salary of any of its officers or employees by an amount greater than five percent (5%) of such salary as of December 31, 2013, or paid any bonus to any of its officers or employees outside the Ordinary Course of Business, except as set forth in Section 3.12 of the Disclosure Schedule; or
(m)    committed to any of the foregoing.

3.8    Contracts.
(a)    Status of Company Contracts. Each Company Contract is (i) a valid and legally binding agreement of each Acquired Company that is party thereto and each other party to such Contract, (ii) in full force and effect and (iii) enforceable against each party thereto in accordance with its terms. There has been no breach or default by any Acquired Company or, to the Knowledge of the Sellers, by any other party (or event that with the passage of time, the giving of notice or both would constitute a breach or default) under any Company Contract that has not been cured or waived. Each Acquired Company has performed the material obligations required to be performed by it under each Company Contract and is not in receipt of any notice of termination or written claim of default under any such Company Contract. No party to any Company Contract has notified any Acquired Company or any Seller of any threat or intention to terminate or materially alter its relationship with any Acquired Company or the Business. The Sellers have previously provided to Encore a true and complete copy of all written Company Contracts, together with all amendments, waivers or other changes thereto, and a summary of the terms of all non-written Company Contracts, in each case as in effect on the date of this Agreement.
(b)    Material Contracts. Section 3.8(b) of the Disclosure Schedule sets forth each Company Contract that is described in any subsection below:
(i)    a Contract for capital expenditures or the purchase of materials, supplies, merchandise, equipment or other goods or services by the Acquired Companies requiring annual or aggregate payments by the Acquired Companies in excess of $25,000;
(ii)    a Contract pursuant to which any Acquired Company leases real property or any interest therein (the “Real Property Leases”);
(iii)    a Contract pursuant to which any Acquired Company leases personal property (whether capital leases, operating leases or conditional sales agreements);
(iv)    a Contract that relates to Intellectual Property, including all royalty agreements and licenses (other than licenses for commercially available “off-the-shelf” software where an Acquired Company is licensee);
(v)    a Contract for employment or consulting services or relating to the termination or severance of employment or consulting services (including any Company Contract in which any Acquired Company is the beneficiary of a non-competition or similar covenant or agreement); and
(vi)    a Contract or group of related Contracts to which any Acquired Company is a party or by which the Business, any Acquired Company or any of the properties or assets of the Acquired Companies are bound that would reasonably be expected to give rise to obligations, Liabilities, revenues or benefits exceeding $25,000 in any one year.
(c)    Certain Scheduled Contracts. Section 3.8(c) of the Disclosure Schedule sets forth each Company Contract that is described in any subsection below (and identifies each subsection that is applicable to such Company Contract):
(i)    a Contract entered into other than in the Ordinary Course of Business;
(ii)    a Contract with any Related Party (other than Company Contracts for employment or consulting services listed in Section 3.8(b)(v) of the Disclosure Schedule);
(iii)    a Contract pursuant to which any Acquired Company is obligated to provide indemnification to any Person;
(iv)    a Contract involving hedges or swaps (interest rate or currency), futures, derivatives or similar instruments, regardless of value;
(v)    a Contract that imposes (or could by its terms impose) any material restriction on any Acquired Company with respect to its geographical area of operations or scope or type of business;
(vi)    a Contract that imposes (or could by its terms impose) any exclusivity obligation in connection with any Acquired Company’s sale or purchase of goods or services;
(vii)    a Contract that imposes (or could by its terms impose) any non-solicitation restriction or similar restriction on any Acquired Company’s ability to solicit or hire employees, consultants, agents or other Persons;
(viii)    a Contract that imposes (or could by its terms impose) any confidentiality or non-disclosure covenant on an Acquired Company;
(ix)    a Contract relating to a joint venture, partnership (including a partnership solely for Tax purposes) or similar entity (other than an Acquired Company’s company agreement), or otherwise involving a sharing of profits or losses;
(x)    a Contract providing for the payment by any Acquired Company of any earnout, contingent payment, deferred payment or other amount in respect of an Acquired Company’s acquisition of the assets, loans, securities or business of another Person;
(xi)    any loan or credit agreement, note, bond, mortgage, indenture, letter of credit or other similar agreement or instrument;

(xii)    a Contract pursuant to which any properties or assets of any Acquired Company are subject to any Security Interest;
(xiii)    a Contract relating to the direct or indirect guarantee or assumption of the obligations of any other Person, including any arrangement that has the economic effect, although not the legal form, of a guarantee;
(xiv)    each Contract to which any Acquired Company is a party or by which any of its Assets are bound that, following the Closing, would bind or purport to bind Encore or any of its Affiliates (excluding the Acquired Companies); and
(xv)    a Contract with a labor union or labor association, including collective bargaining agreements.
3.9    Title to and Condition of Assets and Properties.
(a)    Owned Real Property. None of the Acquired Companies own or purport to own (or have ever owned) any real property.
(b)    Leased Real Property. The Real Property Leases cover all of the real property leased by any Acquired Company from a third party (collectively, the “Leased Real Property”). The Leased Real Property constitutes all of the land, buildings, structures, improvements, fixtures or other interests and rights in real property that are used or occupied by the Acquired Companies in connection with the Business. The Acquired Company named as lessee under each Real Property Lease holds a valid, subsisting and enforceable leasehold interest under such Real Property Lease, with such exceptions as do not interfere in any material respect with the use made of such property in the Business. No Acquired Company has assigned, transferred, conveyed or encumbered any interest in any Real Property Leases or any of the Leased Real Property. Except for the sublease of the facility located at 3351 Orange Avenue N.E., Roanoke, Virginia 24036 by the Company, as sublessor, to the Law Offices of John P. Frye, P.C. (“JPF”), as sublessee (the “Roanoke Sublease”), no Acquired Company is a lessor, sublessor or grantor under any lease, sublease, consent, license or other instrument granting to another person or entity any right to the possession, use, occupancy or enjoyment of the Leased Real Property. All of the Leased Real Property has access to public roads and to all utilities necessary for the operation of the Business.
(c)    Title to Personal Property Assets. The Acquired Companies own good and valid title to all of the Owned Personal Property and all Receivables, free and clear of all Security Interests other than Security Interests set forth in Section 3.9(c) of the Disclosure Schedule (all of which will be released at the Closing) and Permitted Security Interests. “Owned Personal Property” means all of the tangible personal property and assets of the Acquired Companies shown on the Latest Balance Sheet or acquired after the Latest Balance Sheet Date and all of the intangible personal property and assets of the Acquired Companies, in each case other than (i) tangible personal property and assets sold or otherwise disposed of for fair value to non-affiliated third parties in the Ordinary Course of Business since the Latest Balance Sheet Date and (ii) obsolete assets discarded in the Ordinary Course of Business since the Latest Balance Sheet Date.
(d)    Condition and Sufficiency of Assets. All of the Acquired Companies’ buildings, improvements, fixtures, physical plant, machinery, equipment and other tangible assets are in good condition and repair, except for ordinary wear and tear not caused by neglect, have been maintained in accordance with the manufacturer specifications therefor and are useable in the Ordinary Course of Business. The Leased Real Property, the Owned Personal Property, the Receivables, the equipment that is leased by the Acquired Companies from third parties pursuant to Company Contracts set forth in Section 3.8(b)(iii) of the Disclosure Schedule and the Intellectual Property that is licensed by the Acquired Companies from third parties pursuant to Company Contracts set forth in Section 3.8(b)(iv) of the Disclosure Schedule include all of the assets, properties and rights necessary for the conduct of the Business, consistent with the past customs and practices of the Acquired Companies, and all assets, properties and rights that were used to conduct the Business since the Latest Balance Sheet Date.
3.10    Receivables; Collections of Receivables.
(a)    An Acquired Company has good and marketable title to, and is the sole owner of record and holder of, each of the Receivables free and clear of all Security Interests other than Security Interests set forth on Section 3.10 of the Disclosure Schedule (all of which will be released as of the Closing).
(b)    Prior to the date hereof, the Company has delivered to Encore (i) the electronic data files described on Exhibit E-1 attached hereto (the “Receivable File”), identifying each Receivable and containing, with respect to each Receivable, the data elements described on Exhibit E-2 as of June 30, 2014 and (ii) an electronic data file described on Exhibit E-3 attached hereto (the “Chain of Title File”), which states, for each Receivable, the name and address of the Original Creditor, the names and addresses of each Previous Seller, and, the dates of transfer by the Original Creditor and each Previous Seller prior to and as of June 30, 2014. All of the information contained in the Chain of Title File and the Receivable File is based on the books and records of the Acquired Companies (including the information contained in the Notes and Assumptions attached to Section 3.10 of the Disclosure Schedule) and is true, correct and complete in all material respects; provided, however, that the Required Data is true, correct and complete in all respects. For purposes of this Section 3.10:
(i)    “Original Creditor” means, as to each Receivable, the lender who originally granted the credit represented by such Receivable;
(ii)    “Previous Seller” means any person or entity from which an Acquired Company purchased a Receivable, or from which any other prior owner of a Receivable (other than the Original Creditor) had purchased such Receivable; and

(iii)    “Required Data” means those data elements on Exhibit E-2 marked with an asterisk.
(c)    The aggregate Unpaid Balance of all of the Receivables owned by the Acquired Companies is set forth in the Receivable File. Except as set forth in the Receivable File, the Unpaid Balance on each Purchased Account does not include any interest, fees or other charges accrued by any Person since charge-off.
(d)    The Unpaid Balance of each Receivable (subject to changes in the amount thereof due to payments received by the Acquired Companies or its agents or representatives with respect to a Receivable on or after June 30, 2014) is the legal, valid and binding obligation of the applicable debtor, except as enforcement may be limited by bankruptcy, insolvency, receivership and other similar laws relating to or affecting creditors’ rights generally.
(e)    Each of the Acquired Companies and each agent, representative or servicer of any Acquired Company, including JPF, has acquired, serviced and maintained the Receivables and, to the Knowledge of the Sellers, each of the Receivables were originated, serviced, maintained by the originator thereof and each other prior owner thereof, in each case, in compliance with industry standards and all Laws, including without limitation, the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Debt Collection Practices Act and the Fair Credit Billing Act. In the process of acquiring the Receivables, the Acquired Companies: (i) undertook customary due diligence; (ii) obtained standard representations and warranties, including representations and warranties that the Receivables were originated, serviced, maintained and sold in compliance with Law; (iii) obtained standard indemnities for breaches of representations and warranties, and (iv) obtained assurances that the sellers of the Receivables were at the time of the Acquired Company’s acquisition of the Receivables entities licensed and authorized to originate, own or service consumer accounts in all applicable locations. No Company Contract relating to the purchase of Receivables will become unenforceable by the Acquired Company that is a party thereto as a result of the consummation of the transactions contemplated by this Agreement.
(f)    Each of the Serviced Receivables has been serviced by the Acquired Companies, and all activities of the Acquired Companies in respect of a Serviced Receivable have been conducted in the Ordinary Course of Business and in compliance with all Laws, including without limitation, the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Debt Collection Practices Act and the Fair Credit Billing Act, and in compliance with all terms and conditions of any Company Contract relating to such Serviced Receivable.
(g)    All of information contained in the Receivables File and the Chain of Title File (a) constitutes the Acquired Companies’ own business records regarding the Receivables and (b) accurately reflects in all material respects the information in the Acquired Companies’ database. All of information contained in the Receivables File and the Chain of Title File has been kept in the regular course of the Acquired Companies’ business, and was made or compiled at or near the time of the event and recorded by (or from information transmitted by) a person (i) with knowledge of the data entered into and maintained in the Acquired Companies’ business records or (ii) who caused the data to be entered into and maintained in the Acquired Companies’ business records. It is the regular practice of the Acquired Companies’ business to maintain and compile such data.
(h)    Since April 7, 2014, no Acquired Company has purchased any Receivables (other than pursuant to existing forward flow agreements) that have an expected purchase multiple (i.e. estimated remaining collections divided by purchase price) of less than 1.8 times. Section 3.10(h) of the Disclosure Schedule sets forth each purchase of Receivables by the Acquired Companies since April 7, 2014.
3.11    Intellectual Property.
(a)    Title. The Acquired Companies own or have the right to use all Intellectual Property necessary for the operation of the Business as currently conducted. No current or former employee, agent, consultant or contractor has asserted any claims, in writing or orally, to any such Intellectual Property.
(b)    No Infringement. The Acquired Companies have not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and neither the Acquired Companies nor any of their respective directors, managers, officers and employees with responsibility for Intellectual Property matters has ever received any charge, complaint, claim, or notice alleging any such interference, infringement, misappropriation, or violation. To the Knowledge of the Sellers, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Acquired Companies.
(c)    Owned Intellectual Property. Section 3.11(c) of the Disclosure Schedule identifies (i) each patent, trademark registration or copyright registration that has been issued to any Acquired Company, (ii) each pending patent application or application for trademark or copyright registration that any Acquired Company has made and (iii) each license, agreement or other permission that any Acquired Company has granted to any third party with respect to Intellectual Property (together with any exceptions). The Sellers have previously provided to Encore correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and all other written documentation evidencing ownership and prosecution (if applicable) of each such item. With respect to each item of Intellectual Property that any Acquired Company owns, (A) an Acquired Company possesses all right, title, and interest in and to the item, (B) the item is not subject to any Order and (C) no Proceeding is pending or, to the Knowledge of the Sellers, threatened that challenges the legality, validity, enforceability, use, or ownership of the item.
(d)    Licensed Intellectual Property. Section 3.11(d) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that any Acquired Company uses pursuant to any license, sublicense, agreement or permission (except that “off-the-shelf” software purchased for use in the day-to-day operations of the

Business need not be so identified). The Sellers have previously provided to Encore correct and complete copies of all such licenses, sublicenses, agreements and permissions (as amended to date). With respect to each such item of third party Intellectual Property (including any such “off-the-shelf” software), (i) the license, sublicense, agreement or permission covering the item is (and will continue to be on substantially identical terms immediately following the Closing) legal, valid, binding, enforceable and in full force and effect, (ii) the license, sublicense, agreement or permission covering the item (and to the Knowledge of the Sellers, the underlying item of Intellectual Property) is not subject to any outstanding Order and (iii) no Proceeding is pending or, to the Knowledge of the Sellers, threatened that challenges the legality, validity, or enforceability of the license, sublicense, agreement or permission covering the item (and to the Knowledge of the Sellers, the underlying item of Intellectual Property).
(e)    Databases; Personally Identifiable Information. Section 3.11(e) of the Disclosure Schedule describes in reasonable detail all databases of Personally Identifiable Information of debtors with respect to Receivables owned or used by the Acquired Companies in connection with the operation of or otherwise relating to the Business (the “Databases”), and the nature and quantity of data contained therein. Following the Closing, the Databases will have at least the same functionality as exists immediately prior to the Closing. Except for use in collection activities in the Ordinary Course of Business and in compliance with Law, none of the Acquired Companies have sold, assigned, leased, transferred, permitted the use of or otherwise disclosed to any Person any information contained in any of the Databases, including any Personally Identifiable Information, and all information contained in the Databases has been collected, used and maintained in accordance with all applicable privacy Laws. The Closing will not violate any privacy policy applicable to any Personally Identifiable Information contained in the Databases at the time such Personally Identifiable Information was collected. For purposes hereof, “Personally Identifiable Information” means information that can be used to identify or contact a Person, which may include their first and last name, physical address, e-mail address and telephone number.
3.12    Employees. Section 3.12-A of the Disclosure Schedule lists the name and address of each officer and employee of an Acquired Company, together with their date of hire, current job title or relationship to such Acquired Company, the annual salary or hourly wage paid by the Acquired Companies to such person (and the date and amount of their last increase in salary or wages) and the amount of bonus, if any, paid to such person during the most recently completed fiscal year of the Acquired Companies. The Acquired Companies are, and have always been, in compliance in all material respects with all Laws respecting terms and conditions of employment, including applicant and employee background checking, immigration Laws, discrimination Laws, verification of employment eligibility, employee leave Laws, classification of workers as employees and independent contractors, wage and hour Laws, and occupational safety and health Laws. Section 3.12-B of the Disclosure Schedule lists the name and business address of each independent contractor engaged by an Acquired Company in the conduct of the Business, together with their date of engagement, nature of services provided by them to the Acquired Companies and the periodic compensation payable to them by the Acquired Companies (or if such compensation is not payable in respect of any period of time, the aggregate compensation actually paid to them by the Acquired Companies during the most recently completed fiscal year of the Acquired Companies and during the current fiscal year through June 30, 2014. There are no Proceedings pending or, to the Knowledge of the Sellers, reasonably expected or threatened, between any Acquired Company, on the one hand, and any or all of its current or former employees or independent contractors, on the other hand (including any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortious conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract, improper classification of workers or interference with actual or prospective economic advantage). There are no claims pending (or, to the Knowledge of the Sellers, reasonably expected or threatened) against any Acquired Company under any workers’ compensation or long-term disability plan or policy. No Acquired Company is party to any collective bargaining agreement or other labor union contract nor, to the Knowledge of the Sellers, are there any activities or proceedings of any labor union to organize any employees of the Acquired Companies. Neither the Business nor any Acquired Company is, or has ever been, subject to any labor strike, work slowdown or stoppage, lockout or similar action by its employees. The Acquired Companies have provided or paid all employees with all wages, benefits, relocation benefits, stock options, bonuses and incentives and all other compensation that became due and payable in accordance with the payroll practices of the Acquired Companies in the Ordinary Course of Business through the date of this Agreement. No Acquired Company has instituted any “freeze” of, or delayed or deferred the grant of, any cost-of-living or other salary adjustments for any of its employees.
3.13    Employee Benefits.
(a)    Section 3.13(a) of the Disclosure Schedule contains an accurate and complete list of all Employee Benefit Plans (i) maintained or sponsored by any Acquired Company, (ii) contributed to by any Acquired Company or to which any Acquired Company is obligated to contribute or (iii) with respect to which any Acquired Company has any liability or potential liability (whether direct or indirect, including all Employee Benefit Plans contributed to, maintained or sponsored by each member of the controlled group of companies, within the meaning of Sections 414(b), (c) and (m) of the Code, of which any Acquired Company is a member to the extent such Acquired Company has any liability or potential liability with respect to such Employee Benefit Plans). The Employee Benefit Plans disclosed or required to be disclosed in Section 3.13(a) of the Disclosure Schedule are referred to collectively herein as the “Company Employee Benefit Plans.”
(b)    There are no plans or agreements that would prevent any Acquired Company from withdrawing from any “employee pension benefit plan” (within the meaning set forth in ERISA Sec. 3(2)) that is contributed to by an Acquired Company without any further obligation or liability. Except for the continuation coverage requirements of Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA or applicable state continuation coverage Law, no Acquired Company has obligations or potential liability for benefits to employees, former employees or their respective dependents following termination of employment or retirement under any Company Employee Benefit Plan, whether or not terminated, that provides health, life insurance, accident or other “welfare-type” benefits to current or future retirees, current or future former employees, or current or future former independent contractors, their spouses, dependents, or other beneficiaries.
(c)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event such as termination of employment or other service) (i) result in or cause any payment (whether of separation, severance or termination pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution or increase in benefits with respect to any Company Employee Benefit Plan or any current or former director, manager, officer, employee or other service provider of any Acquired Company, or give rise to any obligation to fund any such payment or benefit, (ii) limit the ability of the Acquired Companies to amend or terminate any Company Employee Benefit Plan or (iii) result in any payment or benefit that will or may be made that will be characterized as an “excess parachute payment,” within the meaning of Section 280G of the Code. None of the Company Employee Benefit Plans obligates any Acquired Company to pay separation, severance, termination or similar benefits (whether or not resulting from the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby).
(d)    With respect to each Company Employee Benefit Plan, all required payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing shall have been made or properly accrued for on the Financial Statements. No Company Employee Benefit Plan has any unfunded liabilities.
(e)    Each Company Employee Benefit Plan and all related trusts, insurance contracts and funds have been maintained, funded and administered in compliance in all material respects with its terms and all Laws, including ERISA and the Code. No Acquired Company and no trustee or administrator of any Company Employee Benefit Plan, or other person has engaged in any transaction with respect to any Company Employee Benefit Plan that could subject any Acquired Company or any trustee or administrator of such Company Employee Benefit Plan, or any party dealing with such Company Employee Benefit Plan, to any Tax or penalty (whether civil or otherwise) imposed by ERISA or the Code. No Proceedings with respect to the Company Employee Benefit Plans (other than routine claims for benefits) or any fiduciary or other person dealing with such Company Employee Benefit Plans are pending or, to the Knowledge of the Sellers, threatened and there are no facts that could reasonably give rise to or reasonably be expected to give rise to any such Proceedings.
(f)    No underfunded “defined benefit plan,” as such term is defined in Section 3(35) of ERISA, has been, during the six (6) years preceding the Closing Date, transferred out of the controlled group of companies (within the meaning of Sections 414(b), (c) and (m) of the Code) of which any Acquired Company is a member or was a member during such six-year period.
(g)    No Seller, no Acquired Company and no officer, director, manager, employee or agent of any Acquired Company has made any statements, whether oral or written, regarding the Company Employee Benefit Plans or other compensation or benefit arrangements to be maintained (or not to be maintained) by the Acquired Companies after the Closing that will result in additional liability to the Acquired Companies or Encore, whether direct or indirect, in excess of any existing liability of the Acquired Companies as of the immediately prior to the Closing.
(h)    Each Company Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and each trust (if any) forming a part thereof, has either received a favorable determination letter from the IRS as to the qualification under the Code of such Company Employee Benefit Plan and the tax-exempt status of such related trust, or the applicable remedial amendment period for seeking such a determination has not expired. The Sellers have delivered to Encore a copy of the most recent such determination letter and nothing has occurred since the date of such determination letter that could reasonably be expected to adversely affect the qualification of such Company Employee Benefit Plan or the tax-exempt status of such related trust.
(i)    With respect to each Company Employee Benefit Plan, the Sellers have provided Encore with true, complete and correct copies, to the extent applicable, of (i) all documents pursuant to which the Company Employee Benefit Plans as currently in effect are maintained, funded and administered, (ii) the two most recent annual reports (Form 5500 series) filed with the IRS (with attachments), (iii) the two most recent financial statements, and (iv) all governmental rulings, determinations, and opinions (and pending requests for rulings, determinations or opinions).
(j)    No Acquired Company has any Liabilities of the kind required to be disclosed pursuant to SFAS No. 106 or SFAS No. 112.
(k)    No Company Employee Benefit Plan is, or provides benefits that are, subject to Section 409A of the Code.
3.14    Legal Compliance; Permits.
(a)    Generally. The Acquired Companies are, and have been at all times since January 1, 2010, in compliance with all Laws (including: consumer protection Laws; unfair, deceptive or abusive acts or practices Laws; or any debt collection Laws). Except as set forth on Section 3.15 of the Disclosure Schedule, no Proceeding has been filed, commenced, threatened in writing or, to the Knowledge of the Sellers, otherwise threatened against any Acquired Company alleging any violation of any Law. Except as set forth on Section 3.15 of the Disclosure Schedule, neither any Acquired Company nor any predecessor entity has ever been charged with (or, to the Knowledge of the Sellers, has been or is now under investigation with respect to) any possible violation of any Law relating to the Business, its business practices, its employment practices or the safety of working conditions in its facilities, or its employee pension or welfare benefit plans. The Acquired Companies have timely filed all material reports, data and other information required to be filed with governmental authorities under Laws.

(b)    Permits. Section 3.14(b) of the Disclosure Schedule sets forth a complete and correct list of each Business Permit, including the identity of the governmental authority issuing the Business Permit and the expiration date, if any, thereof. The Acquired Companies possess all Business Permits and all Business Permits are valid, in full force and effect and will continue to be in full force and effect immediately after the Closing; provided that the Acquired Companies or Sellers will provide to Encore, prior to Closing or as otherwise mutually agreed upon all information or other assistance required by Encore to obtain all consents required to assign, transfer or issue the Business Permits to Encore and Encore will be responsible for the assignment, transfer or issuance of Business Permits with or from the appropriate Governmental Authority. The Acquired Companies are in material compliance with the terms and conditions of all Business Permits and there has been no material violation by any Acquired Company (or event that with the passage of time, the giving of notice or both would constitute a violation) of any Business Permit that has not been cured or waived. No Acquired Company has received any notice of non-compliance, revocation or termination of any Business Permit or notice of any allegation, dispute or other event that would reasonably be expected to adversely affect the rights of the Acquired Companies under any such Business Permit.
(c)    Environmental. The Acquired Companies are, and have always been, in compliance in all material respects with all applicable environmental Laws that affect the Business or any properties or assets of any Acquired Company, and no Proceeding has been filed, commenced or, to the Knowledge of the Sellers, threatened against any Acquired Company alleging any such violation. Neither any Acquired Company nor any predecessor entity has ever been charged with (or, to the Knowledge of the Sellers, has been or is now under investigation with respect to) any possible violation of any environmental Law. Except for the items on Section 3.14(c) of the Disclosure Schedule, no Acquired Company has received any notice from any Person (including any governmental authority or the current or prior owner or operator of any property owned or leased by an Acquired Company) with respect to (i) any violation or failure to comply with any environmental Law, (ii) any obligation for any Acquired Company to undertake or bear the cost of any environmental remediation or (iii) any harm to the environment at any property owned or leased by an Acquired Company or otherwise used by an Acquired Company in connection with the Business, including off-site disposal sites. The Acquired Companies have timely filed all material reports, data and other information required to be filed with governmental authorities under applicable environmental Laws. Neither the Acquired Companies nor their respective properties or assets are subject to any Order pursuant to any environmental Law or in connection with hazardous materials or substances. No Acquired Company has disposed of, released (meaning any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, without giving effect to any thresholds on quantity or time in any environmental Law) or placed any hazardous materials or substances on, under or at any property owned or leased by an Acquired Company or otherwise used by an Acquired Company in connection with the Business. To the Knowledge of the Sellers, the Acquired Companies do not have any environmental Liabilities and none of the properties and assets of the Acquired Companies are subject to any lien arising under or pursuant to any environmental Laws.

3.15    Litigation. Section 3.15 of the Disclosure Schedule sets forth each instance in which any Acquired Company (a) is subject to any unsatisfied Order, (b) is a party to any Proceeding, (c) has been threatened in writing or, to the Knowledge of Sellers, otherwise threatened to be made a party to any Proceeding or (d) has been a party to any other Proceeding at any time since January 1, 2011 in which (i) the amount in controversy exceeded $10,000 or (ii) equitable relief was sought against an Acquired Company, but, in each case, other than collection Proceedings instituted with respect to the Receivables by an Acquired Company in the Ordinary Course of Business and related counter-claims, to the extent not material to the Business.
3.16    Taxes.
(a)    All Tax Returns that are required to be filed on or before the date hereof for, by, on behalf of or with respect to each Acquired Company have been timely filed in accordance with Law with the appropriate Taxing Authority on or before the date hereof, and any recipient, payer, borrower or other third party copies of any such Tax Returns required to be delivered to any third party on or before the date hereof have been timely delivered in accordance with Law to the appropriate third parties on or before the date hereof. All such Tax Returns and the information and data contained therein have been properly and accurately compiled and completed under Laws and properly reflect, under Laws, all liabilities and obligations for Taxes for the periods covered by such Tax Returns. All Taxes due and owing under Laws by each Acquired Company (whether or not shown to be due and payable on any Tax Return) have been paid in full. Except as set forth on Section 3.16(a) of the Disclosure Schedule, no Acquired Company and no Person on behalf of any Acquired Company has requested any extension of time within which to file any Tax Return, which Tax Return has not been filed.
(b)    Except as set forth on Section 3.16(b) of the Disclosure Schedule, (i) no Acquired Company is under audit or examination by any Taxing Authority with respect to any Tax, no notice of such an audit or examination has been received by any Acquired Company, there are no matters under discussion with any Taxing Authority with respect to Taxes and, to the Knowledge of the Sellers, no audits, investigations or claims for or relating to Taxes are threatened against any Acquired Company; (ii) no issues relating to Taxes of any Acquired Company were raised by the relevant Taxing Authority in any completed audit or examination that can reasonably be expected to recur in a later taxable period; (iii) the Sellers have delivered to Encore copies of all examiners’ or auditors’ reports, notices of proposed adjustments or similar correspondence received by any Acquired Company or any Seller from any Taxing Authority and (iv) there currently exists no proposed assessment of Taxes against any Acquired Company.
(c)    Except as set forth on Section 3.16(c) of the Disclosure Schedule, all Tax Returns filed by each Acquired Company with respect to Tax years through the Tax year ended December 31, 2010 have been examined and closed by the appropriate Taxing Authority (and no deficiencies were asserted as a result of any such examinations that have not been resolved and fully paid) or are Tax Returns with respect to which the applicable period for assessment and collection under Laws, after giving effect to extensions or waivers, has expired, and, with respect to all other Tax Returns, no Acquired Company has agreed to any extension or waiver of the statute of limitations applicable to any Tax, or agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.
(d)    Section 3.16(d) of the Disclosure Schedule lists all federal, state, local, and foreign Tax Returns filed with respect to each Acquired Company for taxable periods ended on or after December 31, 2010, and indicates those Tax Returns that have been audited. Copies of all federal, state, local and foreign Tax Returns of each Acquired Company for all taxable periods ending on or after December 31, 2010, have been provided to Encore. Except as set forth on Section 3.16(d) of the Disclosure Schedule, no power of attorney granted by any Acquired Company with respect to any Taxes is currently in force.
(e)    No Acquired Company is a party to, bound by nor has any obligation under any Tax allocation agreement, Tax sharing agreement, Tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes, including any advance pricing agreement, closing agreement, compromise, ruling or other agreement with any Taxing Authority that relates to the assessment or collection of Taxes.
(f)    Except for liens for property Taxes not yet due and payable, there are no Security Interests for unpaid Taxes on the assets of any Acquired Company and no claim for unpaid Taxes has been made by any Taxing Authority that could give rise to any such Security Interest.
(g)    No Acquired Company (i) is, or ever has been, a member of an “affiliated group” of corporations within the meaning of Section 1504 of the Code and (ii) has any liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor, by contract or otherwise.
(h)    Each Acquired Company has withheld or collected and paid over to the appropriate Taxing Authority all Taxes required by Law to be withheld or collected, including withholding of Taxes pursuant to Sections 1441 through 1464, 3401 through 3406, 6041 and 6049 of the Code and similar provisions under any state, local or foreign Law, and each Acquired Company has properly received and maintained any and all certificates, forms and other documents required by Law for any exemption from withholding and remitting any Taxes.
(i)    No Acquired Company is a party to any agreement, contract, arrangement or plan, individually or in the aggregate, that has resulted, or could result, upon the consummation of the transactions contemplated by this Agreement, in (i) the payment of “excess parachute payments” within the meaning of Section 280G of the Code, or (ii) an obligation to indemnify, gross-up or otherwise compensate any Person, in whole or in part, for any excise Tax under Section 4999 of the Code that is imposed on such Person or any other Person.

(j)    No Acquired Company has distributed securities of another Person, or has had its securities distributed by another Person, in a transaction that was purported or intended to be governed by Section 355 of the Code.
(k)    Each Acquired Company has disclosed on applicable Tax Returns all positions taken therein that could give rise to a “substantial understatement of income tax” within the meaning of Section 6662 of the Code. No Acquired Company has engaged in any transaction described as a “reportable transaction” in Treasury Regulations Section 1.6011-4(b), including any transaction that is the same or substantially similar to a transaction that the IRS has determined to be a Tax avoidance transaction or that the IRS has identified through a notice, Treasury Regulation or other form of published guidance as a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2).
(l)    No Acquired Company owns a direct interest in real estate that as a result of the consummation of the transactions contemplated by this Agreement would result in the imposition of any realty transfer Tax or similar Tax.
(m)    The Sellers have provided to Encore true, accurate and complete copies of all written memoranda or opinions of advisors relating or pertaining to any Tax of the Acquired Companies.
(n)    Each of SFU and SFU III is, and at all times since its formation or organization and prior to and at the Closing has been, classified as a disregarded entity for U.S. federal Tax purposes (and state, local, and foreign Tax purposes where applicable), and no election has been or will be filed, no action has been or will be taken and no failure to act has occurred or will occur, in each case prior to the Closing, that would result in SFU or SFU III being classified at the Closing as an entity that is not a disregarded entity for U.S. federal Tax purposes (and state, local, and foreign Tax purposes where applicable).
(o)    No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:
(i)    change in the method of accounting for a taxable period ending on or prior to the Closing Date;
(ii)    “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date;
(iii)    intercompany transaction or excess loss account described in the Treasury Regulations promulgated pursuant to Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law);
(iv)    installment sale or open transaction disposition made on or prior to the Closing Date; or

(v)    prepaid amount received on or prior to the Closing Date.
(p)    No claim has ever been made by any governmental authority in a jurisdiction where any of the Acquired Companies does not file Tax Returns that any of the Acquired Companies is or may be subject to taxation by that jurisdiction and there is no Basis for any such claim to be made.
(q)    None of the Acquired Companies has ever acquired or owned any interest in any entity classified as a corporation for U.S. federal Tax purposes under Treasury Regulations Sections 301.7701-2 and 301.7701-3 (and state, local, and foreign Tax purposes where applicable).
3.17    Insurance. Section 3.17 of the Disclosure Schedule lists each insurance policy and self-insurance program maintained by each Acquired Company (excluding Company Employee Benefit Plans). The policies of insurance maintained by each Acquired Company cover such risks, and are in such amounts and with such deductibles and exclusions, as are reasonable for the business transacted by such Acquired Company and for its respective properties and assets. All such insurance policies are in full force and effect, and no Acquired Company is in default with respect to its obligations under any of such insurance policies (including with respect to the payment of premiums), and no event has occurred that, with notice or the lapse of time or both, would constitute such a default or permit termination, modification or acceleration under such policy. Except for the items on Section 3.17 of the Disclosure Schedule, no Acquired Company and no Seller has received any written notice from or on behalf of any insurance carrier issuing policies relating to or covering any Acquired Company, the Business or their respective properties or assets that there has been or will be a cancellation or non-renewal of, or any material premium increase with respect to, any existing policies. There is no material claim by any Acquired Company pending under any such insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such policy. To the extent that any Acquired Company self-insures any of its properties or risks, such self-insurance protects against such casualties and contingencies and at such levels as are in accordance with reasonable business practices.
3.18    Illegal or Improper Payments. Neither the Acquired Companies, nor any of their respective predecessor entities (if any), nor any of their respective owners, Affiliates, managers, officers, employees, nor any other Person acting on the behalf of an Acquired Company, has ever:
(a)    made any illegal political contributions;
(b)    been involved in the disbursement or receipt of company funds outside of the Acquired Companies’ normal internal control systems of accountability;
(c)    made or received payments, whether direct or indirect, to or from foreign or domestic governments, officials, employees or agents for purposes other than the satisfaction of lawful obligations, or been involved in any transaction that has or had as its intended effect the transfer of funds or assets in the manner described; or

(d)    been involved in the improper or inaccurate recording of payments and receipts on the accounting books of the Acquired Companies or any other matters of a similar nature involving disbursements of any Acquired Company’s funds or assets.
3.19    Related Party Transactions. No Related Party (a) is a party to any Company Contract or any other Contract that pertains to the Business or (b) has any interest in any property used in or pertaining to the Business, other than (i) Contracts for employment set forth in Section 3.8(b)(v) of the Disclosure Schedule, (ii) Contracts listed in Section 3.19 of the Disclosure Schedule and (iii) salaries, expense reimbursement and Company Employee Benefit Plans in respect of employment in the Ordinary Course of Business.
3.20    Brokers’ Fees. No Seller and no Acquired Company has any Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.
3.21    Disclosure. The representations and warranties made by the Sellers in this Agreement and in the schedules to this Agreement (including the Disclosure Schedule), when read together, do not contain any untrue statement of a material fact, and do not omit to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which made, not misleading.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
WITH RESPECT TO THEMSELVES
As a material inducement to Encore to enter into this Agreement and to consummate the transactions contemplated hereby, each Seller and the Sellers’ Representative hereby represents and warrants to Encore that the statements contained in this Article 4 are correct and complete as to such Seller as of the as of the date of this Agreement and as of the Closing.
4.1    Organization. If such Person is not a natural person: (i) such Person is duly organized, validly existing and in good standing (tax and otherwise) under the Laws of the jurisdiction where such Person is organized, (ii) such Person is duly authorized and qualified to do business in each jurisdiction in which the nature of such Person’s business or the ownership or leasing of its properties requires such qualification, (iii) such Person is not in violation of, in conflict with, or in default under, its Charter Documents, and (iv) there exists no condition or event which, after notice, lapse of time or both, would result in any such violation, conflict or default.
4.2    Authorization of Transaction. Such Person has full legal right, power and authority to execute, deliver and perform the Transaction Documents to which it is a party, and, if such Person is a Seller, to transfer, convey and sell to Encore at the Closing the Shares to be sold by such Person hereunder.
4.3    Due Execution; Enforceability. This Agreement is, and all other Transaction Documents to which such Person is a party are, or when executed and delivered by such Person,

will be, (i) duly and validly authorized, executed and delivered by such Person, and (ii) the valid and binding obligations of such Person, enforceable against it in accordance with their respective terms.
4.4    Non-contravention. The execution, delivery and performance by such Person of the Transaction Documents to which it is a party, and the consummation of the transactions contemplated thereby, will not, with or without notice, lapse of time or both: (i) if such Person is not a natural person, conflict with or result in a breach or violation of the Charter Documents or any resolution of the directors, managers or stockholders or members (or comparable Persons) of such Person; (ii) result in the creation or imposition of any Security Interest on the Shares, the Business or on any properties or assets of the Acquired Companies; (iii) violate any Law to which such Person is subject or bound or applicable to such Person, except for any violation that would not adversely affect such Person’s ability to perform such Person’s obligations under this Agreement or any Transaction Document; or (iv) violate or constitute a breach of or default under any agreement to which such Person is a party or by which it is bound, except for any violation, breach or default that would not adversely affect such Person’s ability to perform such Person’s obligations under this Agreement or any Transaction Document.
4.5    Governmental Consent. Such Person is not required to make any declaration to or registration or filing with, or to obtain any permit, license, consent, accreditation, exemption, approval or authorization from, any governmental or regulatory authority in connection with the execution and delivery by such Person of this Agreement and the other Transaction Documents to which such Seller is to be a party or the consummation by such Person of the transactions contemplated hereby or thereby.
4.6    Litigation. No Order is in effect, and no Proceeding is pending (or, to the knowledge of such Person, threatened) by or before any governmental entity (foreign or domestic), against such Person that, individually or in the aggregate, could reasonably be expected to prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement.
4.7    Title to Securities. Such Seller (a) is the sole record and beneficial owner of the Shares set forth adjacent to its name in Schedule 1 attached hereto, (b) owns such Shares free and clear of all Security Interests and (c) has the sole power to vote and dispose of such securities. There are no outstanding or authorized options, warrants, rights, contracts, rights of first refusal or first offer, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which such Seller is a party, or that are binding upon such Seller, providing for the issuance, disposition or acquisition of any Acquired Company’s equity securities. There are no voting trusts, proxies or any other agreements, restrictions or understandings with respect to the voting of the limited liability company interests or other equity securities of any Acquired Company to which such Seller is a party, or that are binding upon such Seller, other than as set forth in such Acquired Company’s limited liability company agreement or operating agreement as previously provided to Encore. The Parties except from this representation and warranty the restrictions against the transfer of the Shares and the rights of the Sellers and the Acquired Companies to purchase the Shares upon the occurrence of certain events, all of which are expressly stated in the Acquired Companies’ respective company agreements previously provided to Encore.

4.8    Interest in Purchase Price. Section 4.8 of the Disclosure Schedule sets forth the name of each record holder of equity securities of such Person. Such Person has no Liability or current intention to pay or otherwise share any portion of the Purchase Price to be received by such Person with any employee of the Acquired Companies.
4.9    Brokers’ Fees. Such Person does not have any Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Encore, any Acquired Company or any other Person (other than a Seller) could become liable or otherwise obligated.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF ENCORE
As a material inducement to the Sellers to execute this Agreement and consummate the transactions contemplated hereby, Encore hereby represents and warrants to the Sellers that the statements contained in this Article 5 are correct and complete as of the date of this Agreement and as of the Closing.
5.1    Organization; Power and Authority. Encore is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Encore has full power and authority to own, lease and operate its properties and to conduct its business as currently conducted.
5.2    Authorization of Transaction. Encore has full legal right and all requisite power and authority to execute and deliver each of the Transaction Documents to which it is a party and to perform the transactions contemplated thereby. The execution and delivery by Encore of each of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary action on the part of such Acquired Company.
5.3    Due Execution; Enforceability. This Agreement and the other Transaction Documents to which Encore is to be a party have been duly and validly executed and delivered by Encore or, when so executed and delivered, will be duly and validly executed and delivered by Encore. This Agreement and the other Transaction Documents to which Encore is to be a party constitute the valid and legally binding obligations of Encore, enforceable against Encore in accordance with their respective terms, except as enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (b) Laws relating to the availability of specific performance and/or other equitable remedies.
5.4    Non-contravention. Neither the execution and delivery by Encore of this Agreement and the other agreements contemplated hereby to which Encore is to be a party, nor the consummation by Encore of the transactions contemplated hereby or thereby, will (a) violate any Law, Order or other restriction to which Encore is subject, (b) violate or conflict with any provision of the Charter Documents of Encore or (c) violate or conflict with in any material respect, result in a material breach of, constitute a material default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any authorization, consent, approval, execution or other action by or notice to any third party under any Contract or any Security Interest to which Encore is a party or by which it is bound or to which any of its assets are subject.
5.5    Governmental Consent. Encore is not required to make any declaration to or registration or filing with, or to obtain any permit, license, consent, accreditation, exemption, approval or authorization from, any governmental or regulatory authority in connection with the execution and delivery by Encore of this Agreement and the other agreements contemplated hereby to which Encore is to be a party or the consummation by Encore of the transactions contemplated hereby or thereby.
5.6    Brokers’ Fees. Encore has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.
ARTICLE 6
PRE-CLOSING COVENANTS
6.1    Conduct of Business Pending Closing. Between the date of this Agreement and the Closing (except as expressly consented to in writing by Encore), the Sellers shall cause the Company to, and the Company shall and shall cause each other Acquired Company to, (x) conduct the Business in the Ordinary Course of Business (including by renewing the insurance policies of the Acquired Companies as and when they expire), (y) use reasonable best efforts to maintain and preserve the Business and its organization intact, retain its present officers and employees and maintain and preserve its relationships with its officers and employees, suppliers, vendors, customers, licensors, licensees, distributors, regulatory authorities, creditors and others having business relations with it, and (z) maintain the tangible properties and assets, including those held under leases, in good working order and condition, ordinary wear and tear excepted. Notwithstanding the foregoing or any other provision of the Transaction Documents, between the date of this Agreement and the Closing (except as expressly consented to in writing by Encore), the Sellers shall cause the Company not to, and the Company shall not and shall cause each other Acquired Company not to:
(a)    acquire any portfolio of Receivables;
(b)    change or amend any of the Charter Documents, or authorize or propose the same;
(c)    issue, deliver or sell or authorize or propose the issuance, delivery or sale of any of its securities (including any debt securities and including any options, warrants, calls, conversion rights, commitments or other securities relating to such securities) or authorize or propose any change in its equity capitalization or capital structure;

(d)    make any distribution in respect of its capital stock whether now or hereafter outstanding, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any of its securities or purchase, redeem or otherwise acquire or retire for value any of its securities;
(e)    make or agree to make any capital expenditures in excess of $10,000 individually, or $25,000 in the aggregate for the Acquired Companies taken as a whole;
(f)    except as required to comply with Law, (i) take any action with respect to, adopt, enter into, terminate or amend any Employee Benefit Plan or Company Employee Benefit Plan or any collective bargaining agreement, (ii) increase the compensation or benefits of, or promise any bonus to, any director, officer, employee or consultant or materially modify their terms of employment or engagement, (iii) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding equity compensation, (iv) pay any bonus or other benefit to its directors, officers or employees (except for monthly bonuses and performance incentives to collections personnel and agents in the Ordinary Course of Business and existing payment obligations disclosed hereunder) or hire any new officers or (except in the Ordinary Course of Business) any new employees, (v) grant any awards under any bonus, incentive, equity, performance or other compensation plan or arrangement or benefit plan, including the grant of performance units or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder, or (vi) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;
(g)    sell, assign, lease, sublease, license, sublicense, pledge or otherwise transfer or dispose of or grant any option or rights in, to or under, any of its properties or assets, except for the sale of inventory in the Ordinary Course of Business, consistent with past practice;
(h)    acquire or negotiate for the acquisition of any Person or business or initiate the start-up of any new business, or otherwise acquire or agree to acquire any securities or assets that are material, individually or in the aggregate, to the Acquired Companies taken as a whole;
(i)    merge or consolidate or agree to merge or consolidate with or into any other Person;
(j)    amend, accelerate, terminate or cancel any Company Contract (or series of related Company Contracts) involving more than $25,000 annually;
(k)    enter into any other transaction, agreement or arrangement that is not negotiated at arm’s length;

(l)    commence a Proceeding or settle any Proceeding, other than for routine collection in the Ordinary Course of Business;
(m)    breach or violate any Law;
(n)    make any Tax election other than in the Ordinary Course of Business, change any Tax election, adopt any accounting or Tax accounting method, change any accounting or Tax accounting method, file any Tax Return (other than any estimated Tax Return, payroll Tax Return or sales Tax Return) or any amendment to a Tax Return, enter into any closing agreement, waive or extend any statute of limitations with respect to Taxes, settle or compromise any Tax claim or assessment or consent to any Tax claim or assessment, surrender any right to claim a refund of Taxes or take any other similar action relating to the filing of any Tax Return or the payment of any Taxes;
(o)    create or incur any Leakage; or
(p)    take, or agree (in writing or otherwise) to take, any of the actions described in this Section 6.1, or any action which would make any of the representations and warranties of any Seller or the Company contained in the Transaction Documents untrue or result in any of the conditions set forth in Article 7 not being satisfied.
6.2    Information.
(a)    Between the date of this Agreement and the Closing Date, the Sellers shall cause the Company to, and the Company shall and shall cause each other Acquired Company to, afford to the authorized representatives of Encore access to (i) all of the assets, real property, sites and books and records of each Acquired Company and (ii) such additional financial and operating data and other information relating to the Business and properties of the Acquired Companies as Encore may from time to time reasonably request, including access upon reasonable request to the employees, customers, vendors, suppliers and creditors of the Acquired Companies. The Sellers shall and shall cause the Company to, and the Company shall and shall cause each other Acquired Company to, cooperate with Encore and its representatives in the preparation of any documents or other material which may be required in connection with the Transaction Documents.
(b)    The Company, the Sellers and Encore acknowledge and agree that the Mutual Non-Disclosure Agreement dated as of January 24, 2014 by and between Encore and the Company (the “Confidentiality Agreement”) remains in full force and effect and that information provided by the Company, any Seller or any of such Seller’s Affiliates to Encore, or by Encore or any of its Affiliates to the Company or any Seller, pursuant to this Agreement prior to the Closing shall be treated in accordance with the Confidentiality Agreement. If this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms. If the Closing occurs, the Confidentiality Agreement, insofar as it covers information provided to Encore or its Affiliates relating to the Business or any Acquired Company, shall terminate effective as of the Closing, but shall remain in effect insofar as it covers other information provided by or on behalf of the Company or the Sellers to Encore thereunder.
6.3    Exclusivity. From and after the date hereof until the Closing:
(a)    The Sellers shall not and shall cause the Company not to, and the Company shall not and shall cause each other Acquired Company not to, and each such foregoing person shall cause its respective representatives and Affiliates not to, directly or indirectly: (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than Encore and its representatives, agents and Affiliates) concerning (A) any merger, liquidation, recapitalization, consolidation or other business combination involving any Acquired Company or acquisition of any capital stock or other securities of any Acquired Company, or any material portion of the assets of any Acquired Company, or any combination of the foregoing (excluding the transactions contemplated hereby), or (B) any agreement, arrangement or understanding requiring any Acquired Company or any Seller to abandon, terminate or fail to consummate any of the transactions contemplated hereby (each, an “Acquisition Transaction”), (ii) furnish any information concerning the Business (or any portion thereof) or the properties or assets of the Acquired Companies to any Person (other than Encore) or (iii) engage in discussions or negotiations with any party (other than Encore) concerning any Acquisition Transaction.
(b)    The Sellers shall and shall cause the Company to, and the Company shall and shall cause each other Acquired Company to, and each such foregoing person shall cause its respective representatives and Affiliates to, (i) immediately cease any discussions or negotiations of the nature described in Section 6.3(a) that were pending, (ii) immediately notify any party with which such discussions or negotiations were being held of such termination, (iii) immediately request in writing that all Persons to whom nonpublic information concerning any Acquired Company has been distributed on or prior to the date of this Agreement return or destroy such information to the Company as soon as possible, and (iv) refrain from entering into any Acquisition Transaction.
(c)    The Sellers shall and shall cause the Company to, and the Company shall and shall cause each other Acquired Company to, and each such foregoing person shall cause its respective representatives and Affiliates, to: (i) promptly advise Encore in writing of the receipt, directly or indirectly, of any inquiry, proposal or other materials, and of any discussions, negotiations or proposals relating to, an Acquisition Transaction, (ii) promptly identify the offeror, and (iii) promptly provide Encore copies of all correspondence (including any indications of interest) and proposed written agreements, arrangements or understandings with respect to any Acquisition Transaction (and a description of any proposed oral agreements with respect thereto). The Company and the Sellers shall promptly advise Encore of all subsequent communications relating to such proposal.
6.4    Notification of Certain Matters. The Sellers and the Company shall give prompt notice (and, in any event, within two (2) Business Days) to the other Parties of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would or would be reasonably likely to cause any representation or warranty of the Sellers and the Company contained herein to be untrue or inaccurate in any material respect at any time at or prior to the Closing, or which would constitute a Material Adverse Change, (b) any event which would reasonably be expected to cause any of the conditions in Article 7 not to be fulfilled, and (c) any material failure of such Party to comply with or satisfy in a timely manner any covenant, condition or agreement to be complied with or satisfied by such Party hereunder. The delivery of any notice pursuant to this Section 6.4 shall in no circumstance be deemed to (i) modify the representations, warranties, covenants or agreements hereunder of the Party delivering such notice or the Disclosure Schedule, (ii) modify any of the conditions set forth in Article 7, or (iii) cure or prevent any misrepresentation, inaccuracy, untruth or breach of any representation, warranty, covenant or agreement set forth in this Agreement or any other Transaction Document or failure to satisfy any condition set forth in Article 7.
6.5    Hiring of JPF Employees. Promptly after the date hereof, the Company shall make offers of employment to those certain employees of JPF listed on Schedule 6.5 (the “Employee Offerees”). Such offers shall be made pursuant to a form of offer letter (including confidentiality provisions or a separate confidentiality agreement attached thereto) approved by Encore in writing (the “Employee Offer Letters”) and the salary and title to be offered to each such Employee Offeree shall be as is set forth opposite such employee’s name on Schedule 6.5. The Company shall use its best efforts to cause the Employee Offerees to accept employment with the Company prior to the Closing Date; provided that the Company shall not offer any post-Closing consideration to the Employee Offerees for their acceptance of the offered position other than as is set forth on Schedule 6.5.
6.6    Roanoke Call Center. After the date hereof and prior to the Closing, the Company shall use commercially reasonable efforts to amend the Roanoke Sublease, pursuant to an agreement approved by Encore in writing, such that the portion of the premises subleased pursuant to the Roanoke Sublease (the “Roanoke Call Center”) that was used by the Employee Offerees prior to the Closing shall no longer be subleased to JPF and shall be office space of the Company from and after the Closing.
6.7    Cause Conditions to be Satisfied; Further Assurances. Each Seller and the Company shall use reasonable best efforts to cause each of the conditions set forth in Section 7.1 to be satisfied at or prior to the Closing; provided that, in seeking to satisfy such conditions, the Sellers shall not and shall cause the Company not to, and the Company shall not and shall cause each other Acquired Company not to, (i) waive or discharge any liabilities or obligations owing to any of the Acquired Companies by any counterparty to any such Company Contract, (ii) waive any rights of any of the Acquired Companies under any such Company Contract, or (iii) amend, modify, supplement or otherwise change the terms of any such Company Contract; (b) Encore shall use reasonable best efforts to cause each of the conditions set forth in Section 7.2 to be satisfied at or prior to the Closing; and (c) each Party shall cooperate in filing all notices and obtaining all consents and approvals required by Section 2.4(b)(iv) (it being agreed that such filings and consents shall nonetheless be the responsibility of the Sellers and the Company). Without limiting the foregoing, the Sellers and the Acquired Companies shall cooperate with Encore, as requested by Encore, in order to secure or obtain the consent to the transfer of, or the issuance or grant of, any Business Permit.

ARTICLE 7
CONDITIONS PRECEDENT
7.1    Conditions Precedent to Obligations of Encore. The obligation of Encore to effect the Closing is subject to the satisfaction or waiver, at or before the Closing, of the following conditions:
(a)    Accuracy of Representations and Warranties. Each of the representations and warranties made by any Seller or the Company in this Agreement or any other Transaction Document (i) to the extent qualified by any Material Adverse Change or other materiality (or equivalent) qualification contained in any such representation or warranty, shall be true and correct as of the date of this Agreement and as of the Closing as if made as of the Closing (except for representations and warranties made as of a specific date, which shall be true and correct as of such date), and (ii) to the extent not qualified by any Material Adverse Change or other materiality (or equivalent) qualification contained in such representation or warranty, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as if made as of the Closing (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such date); and Encore shall have received (x) a certificate signed by each Seller (if such Seller is a natural person) or by the Chief Executive Officer (or comparable officer) of such Seller (if such Seller is not a natural person), dated as of the Closing, to such effect and (y) a certificate signed by the Chief Executive Officer of the Company, dated as of the Closing, to such effect.
(b)    Compliance with Covenants. The Company and each Seller shall have performed or complied in all material respects with all obligations, agreements and covenants contained in this Agreement or in any other Transaction Document to be performed or complied with by the Company or such Seller prior to the Closing; and Encore shall have received (x) a certificate signed by each Seller (if such Seller is a natural person) or by the Chief Executive Officer (or comparable officer) of such Seller (if such Seller is not a natural person), and (y) a certificate signed by the Chief Executive Officer of the Company, dated as of the Closing, to such effect.
(c)    No Violation of Law. No Law shall be in effect, and no action, Order or Proceeding shall be instituted or threatened by or before any Governmental Authority, that (i) does or seeks to challenge, prohibit, make illegal, enjoin, restrain or prevent the consummation of the transactions contemplated hereby, (ii) does or would reasonably be expected to adversely affect the right of Encore to own the Shares or any Acquired Company or to operate the Business (or any portion thereof after the Closing), (iii) does or would reasonably be expected to require Encore or any of its Affiliates to proffer to, or agree to, sell, divest, lease, license, transfer, dispose of, hold separate or encumber any assets, licenses, operations, rights, product lines, businesses or interest therein of Encore or any of the Acquired Companies or any of their respective Affiliates, or (iv) does or would reasonably be expected to result in Encore or any of its Affiliates suffering any material adverse consequence or any material civil or criminal liability in connection with the Closing.

(d)    No Material Adverse Change. There shall not have been any Material Adverse Change.
(e)    Employee Offerees. At least ninety (90) of the Employee Offerees shall have accepted employment with the Company as set forth on the Employee Offer Letter with respect to such Employee Offeree.
(f)    Roanoke Sublease Amendment. On terms and conditions satisfactory to Encore, the Roanoke Sublease shall have been amended such that the portion of the Roanoke Call Center that was used by the Employee Offerees prior to the Closing shall no longer be subleased to JPF and shall be office space of the Company from and after the Closing.
(g)    Roanoke Assets. On terms and conditions satisfactory to Encore, JPF shall have transferred to ACF, effective as of the Closing, good and marketable title in and to all of the assets of JPF that are used by the Employee Offerees in the operation of the Roanoke Call Center (the “Roanoke Assets”).
(h)    No Leakage. No material amount of Leakage shall have occurred.
(i)    Other Deliveries. The Company and the Sellers shall have made all other deliveries required to be made at or prior to the Closing pursuant to this Agreement, including those set forth in Section 2.3 and Section 2.4(b).
7.2    Conditions Precedent To Obligations of the Sellers and the Company. The obligation of the Company and the Sellers to effect the Closing is subject to the satisfaction or waiver, at or before the Closing, of the following conditions:
(a)    Accuracy of Representations and Warranties. Each of the representations and warranties made by Encore in this Agreement or any other Transaction Document (i) to the extent qualified by any materiality (or equivalent) qualification contained in any such representation or warranty, shall be true and correct in all respects as of the date of this Agreement and as of the Closing as if made as of the Closing (except for representations and warranties made as of a specific date, which shall be true and correct in all respects as of such date), and (ii) to the extent not qualified by any materiality (or equivalent) qualification contained in such representation or warranty, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as if made as of the Closing (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such date), other than for such failures of any representations or warranties as would not prevent the Closing from occurring; and the Sellers shall have received a certificate signed by an executive officer of Encore, dated as of the Closing, to such effect.
(b)    Compliance with Covenants. Encore shall have performed or complied in all material respects with all obligations, agreements and covenants contained in this Agreement (or the Disclosure Schedule or any agreement, certificate or other document delivered in connection herewith) to be performed or complied with by Encore prior to the Closing, and the Sellers shall have received a certificate signed by an executive officer of Encore, dated as of the Closing, to such effect.
(c)    No Violation of Law. No Law shall be in effect, and no action, Order or Proceeding shall be instituted or threatened by or before any Governmental Authority, that does or seeks to challenge, prohibit, make illegal, enjoin, restrain or prevent the consummation of the transactions contemplated hereby.
(d)    Other Deliveries. Encore shall have made all other deliveries required to be made at or prior to the Closing pursuant to this Agreement, including those set forth in Section 2.4(c).
ARTICLE 8
TERMINATION
8.1    Termination. This Agreement may be terminated at any time prior to the Closing solely:
(a)    by mutual written consent of Encore and the Company;
(b)    by either Encore or the Company if the Closing shall not have occurred by November 26, 2014 (the “Termination Date”);
(c)    by either Encore or the Company, if any Governmental Authority shall have issued a final, non-appealable Order, or there shall exist any Law, in each case that prohibits, makes illegal, enjoins or prevents the consummation of the transactions contemplated hereby;
(d)    by Encore (if it is not in material breach of its representations, warranties, covenants and obligations under the Transaction Documents) if there has been a breach of, or inaccuracy in, any representation, warranty, covenant or agreement of the Company and/or any Seller set forth in the Transaction Documents, which breach or inaccuracy would cause any condition set forth in Section 7.1 not to be satisfied if it remained uncured as of the Termination Date (and such breach or inaccuracy has not been cured or such condition has not been satisfied within ten (10) Business Days after the receipt of written notice thereof); or
(e)    by the Company (if neither it nor any Seller is in material breach of its representations, warranties, covenants and obligations under the Transaction Documents) if there has been a breach of, or inaccuracy in, any representation, warranty, covenant or agreement of Encore set forth in the Transaction Documents, which breach or inaccuracy would cause any condition set forth in Section 7.2 not to be satisfied if it remained uncured as of the Termination Date (and such breach or inaccuracy has not been cured or such condition has not been satisfied within ten (10) Business Days after the receipt of written notice thereof).
8.2    Effect of Termination. In the event of any termination of this Agreement pursuant to Section 8.1, this Agreement forthwith shall become void and of no further force or effect, and no Party (or any of its Affiliates or representatives) shall have any liability or obligation hereunder, except (i) the provisions of Article 1 (definitions), Article 13 (Miscellaneous) and Sections 6.2(b) (continued effect of Confidentiality Agreement) and 8.2 (effect of termination) shall survive any such termination and (ii) nothing herein shall relieve any Party from liability for fraud, intentional misrepresentation or willful breach of the Transaction Documents prior to such termination.
ARTICLE 9
POST-CLOSING COVENANTS
9.1    Cooperation in Litigation. In the event that a claim is asserted against Encore or any of its Subsidiaries or Affiliates (including, after the Closing, the Acquired Companies) with respect to the Business, any of the Acquired Companies or any of the transactions contemplated hereby, each Seller severally and not jointly shall (and, prior to Closing, the Sellers shall cause the Company to, and the Company shall and shall cause each other Acquired Company to) cooperate with Encore in the defense of such claim. Each Seller severally and not jointly shall (and, prior to Closing, the Sellers shall cause the Company to, and the Company shall and shall cause each other Acquired Company to) reasonably consult with Encore regarding the defense of any proceedings or litigation against the Company or any Seller relating to any of the transactions contemplated hereby.
9.2    Non-Competition, Non-Solicitation and Confidentiality.
(a)    Prohibited Activities. As further consideration for the purchase and sale of the Shares and the other transactions contemplated hereby:
(i)    (A) each Seller of Common Shares as set forth on Schedule 1 severally and not jointly covenants and agrees with Encore that during the period of three (3) years following the Closing Date; and (B) each Seller of Class B Shares on Schedule 1 severally and not jointly covenants and agrees with Encore that during the period of two (2) years following the Closing Date, in each case, such Seller shall not, and shall cause its Affiliates not to, directly or indirectly, for such Seller or on behalf of or in conjunction with any other Person, engage in the United States as an owner, officer, director, employee, consultant, independent contractor, subcontractor, leased employee, volunteer, temporary worker, equityholder, lender, agent or otherwise, in any business, or in developing, selling, manufacturing, distributing or marketing any product or service, that competes directly or indirectly, or is reasonably likely to compete directly or indirectly, with the Business and provided that this Section 9.2(a)(i) shall not prohibit any Seller from owning less than three percent (3%) of the outstanding common stock of a company, the common stock of which is traded on a national stock exchange; and
(ii)    each Seller severally and not jointly covenants and agrees with Encore that such Seller shall not, and shall cause its Affiliates not to, during the period of three (3) years following the Closing Date, directly or indirectly, for such Seller or on behalf of or in conjunction with any other Person (A) employ or hire away any Restricted Person or (B) solicit or communicate with any Restricted Person for the purpose or with the intent of enticing, or in a manner reasonably likely to entice, such Restricted Person away from Encore; provided that this Section 9.2(a)(ii) shall not at any time prohibit (x) any Seller from soliciting or hiring any Restricted Persons who are not management or other key employees of an Acquired Company whose employment or other service providing relationship with Encore has been terminated by Encore or (y) the placement of advertisements in publications of general circulation not directed at any Restricted Person. “Restricted Person” means any Person who is, at that time, or who has been, within twelve (12) months prior to that time, within the United States, an employee, contractor, subcontractor, consultant or sales representative of any Acquired Company.
The time periods referenced in this Section 9.2(a) shall be automatically extended with respect to a certain Seller by the number of days that such Seller and/or their respective Affiliates are found to have been in violation of the provisions of this Section 9.2(a). For purposes of this Section 9.2(a), the term “Encore” means Encore and any present or future Affiliate of Encore. Additionally, as partial consideration for the restrictive covenants provided by each Seller of Class B Shares on Schedule 1 pursuant to this Section 9.2(a), Encore agrees to cause the Company to pay to any such Seller upon such Seller’s separation from the Acquired Companies (including by termination or resignation) prior to the payment of the 2014 bonus amount to such Seller, an amount equal to the accrued and unpaid 2014 bonus due to be paid to such Seller by any Acquired Company.
(b)    Reasonable Restraint. Each Seller acknowledges, in connection with the restrictions set forth in Section 9.2(a)(i) that: (i) it is the intention of the Parties that the entire goodwill of the Acquired Companies and the Business be transferred to Encore as part of the transactions contemplated hereby, including the goodwill existing between the Acquired Companies, on the one hand, and their respective clients, customers, suppliers, agents, employees, consultants, and other persons under Contract or otherwise associated or doing business with them, on the other hand; (ii) that the Sellers and Encore explicitly considered the value of the goodwill to be transferred and that such goodwill is valued as a component of the consideration to be paid by Encore pursuant to the terms hereof; and (iii) that the covenants set forth in this Section 9.2 are a material and substantial part of the transactions contemplated hereby (supported by adequate consideration), and Encore’s failure to receive the entire goodwill contemplated hereby would have the effect of significantly reducing the value of the Shares, the Acquired Companies and the Business to Encore.

(c)    Reformation. In the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth in Section 9.2(a) are unreasonable, then it is the intention of the Parties that such restrictions be enforced to the fullest extent which the court deems reasonable and the Agreement shall thereby be reformed.
(d)    Specific Performance. Each Party acknowledges that the other Parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any Party of any of the covenants or agreements contained in this Section 9.2. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, Encore shall have the right to injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, each Seller’s covenants and agreements contained in this Section 9.2, in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.
(e)    Independent Covenant. All of the covenants in this Section 9.2 shall be construed as an agreement independent of any other provision in the Transaction Documents, and the existence of any claim or cause of action of the Company or any Seller against Encore, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Encore of such covenants. The Parties expressly acknowledge that the terms and conditions of this Section 9.2 are independent of the terms and conditions of any other agreements including, but not limited to, any employment agreements entered into in connection with this Agreement. The covenants contained in Section 9.2 shall not be affected by any breach of any other provision hereof by any Party.
9.3    Confidential Information.
(a)    Definition. “Confidential Information” means (i) the terms and conditions of this Agreement (including the consideration to be paid hereunder) and the course of dealing between the Parties hereunder (including any dispute between the Parties), and (ii) any trade secrets, know-how, technical data or proprietary information of any Acquired Company, including information relating to products, properties, services, processes, designs, formulas, developmental or experimental work, improvements, discoveries, plans for research or products, databases, computer programs, other original works of authorship, marketing and sales plans, business plans, proprietary lending strategies, budgets and financial information, prices and costs, customer lists, supplier lists, information regarding the skills and compensation of the employees and contractors of any Acquired Company and other non-public business information. The term “Confidential Information” includes all of the foregoing information, rights and materials, whether tangible or intangible, whether oral or in written, electronic or other form, in all stages of research and development, and whether now existing, or previously developed or created. “Confidential Information” does not include any information that is or becomes generally available to the public other than as a result, directly or indirectly, of a breach of this Section 9.3, or other legal or fiduciary obligation of confidentiality owing to Encore or any Acquired Company, by any Person that is subject to this Section 9.3.

(b)    Covenant. Each Seller covenants and agrees that it will (and that it will cause each of its Affiliates, employees, agents and representatives to), at all times after the Closing, maintain the confidentiality of the Confidential Information, using procedures no less rigorous than those used to protect and preserve the confidentiality of its own proprietary information and not, directly or indirectly: (i) use, disclose or permit any other Person to have access to any Confidential Information (except in the good faith performance of any employment or contractual obligations owed to any Acquired Company or, subject to Section 9.3(c), as required by Law or legal process), (ii) sell, license or otherwise exploit any products or services that embody, in whole or in part, any Confidential Information or (iii) take any other action with respect to the Confidential Information that is inconsistent with the confidential and proprietary nature thereof.
(c)    Compulsory Disclosure. If any Person that is subject to this Section 9.3 is requested or required to disclose any Confidential Information pursuant to a subpoena, court order or other similar process, such Person must provide notice to Encore of such request or requirement so that Encore may seek an appropriate protective order. In the event that no such protective order is issued and such Person is, in the opinion of its counsel, compelled to disclose such Confidential Information under pain of liability for contempt of court or other censure or penalty, such Person may disclose such Confidential Information in accordance with and for the limited purpose of compliance with such subpoena, court order or process, without liability under this Section 9.3.
9.4    Releases. Effective as of the Closing, each Seller (a) waives any and all rights of indemnification, contribution and other similar rights against the Acquired Companies (whether arising pursuant to any Acquired Company’s Charter Documents, any Contract, any Law or otherwise) arising out of the representations, warranties, covenants and agreements contained in the Transaction Documents and/or out of the negotiation, execution and performance of the Transaction Documents, and agrees that any claim of any Encore Indemnitee, whether for indemnity or otherwise, may be asserted directly against all of the Sellers or any Seller (to the extent provided herein), without any need for any claim against, or joinder of, any Acquired Company and (b) forever waives, releases and discharges (and hereby agrees to cause each of its representatives to forever waive, release and discharge) with prejudice each Acquired Company and each of its officers, directors, agents and other representatives from any and all claims, rights (including rights of indemnification, contribution and other similar rights, from whatever source, whether under contract, law or otherwise), causes of action, protests, suits, disputes, orders, obligations, debts, demands, proceedings, contracts, agreements, promises, liabilities, controversies, costs, expenses, fees (including attorneys’ fees), or damages of any kind, arising by any means (including subrogation, assignment, reimbursement, operation of law or otherwise), whether known or unknown, suspected or unsuspected, accrued or not accrued, foreseen or unforeseen, or matured or unmatured related or with respect to, in connection with, or arising out of, directly or indirectly, any event, fact, condition, circumstance, occurrence, act or omission that was in existence (or that occurred or failed to occur) at or prior to the Closing; provided, however, this clause (b) shall not be construed as releasing any party from its obligations otherwise expressly set forth in any Transaction Document.

9.5    Further Assurances. From time to time after the Closing Date, upon request of any Party, each Party shall execute, acknowledge and deliver all such other instruments and documents and shall take all such other actions required to consummate and make effective the transactions contemplated by the Transaction Documents; provided that Encore shall not be required to pay any further consideration or amounts therefor. Without limiting the foregoing, the Sellers and the Acquired Companies shall cooperate with Encore, as requested by Encore, in order to secure or obtain the consent to the transfer of, or the issuance or grant of, any Business Permit.
ARTICLE 10
INDEMNIFICATION
10.1    Risk Allocation. The representations, warranties, covenants and agreements made herein are intended, among other things, to allocate among the Parties the risks inherent in the transactions contemplated by this Agreement. With respect to any claim for indemnification under this Article 10 relating to a breach of a representation or warranty that contains a materiality qualifier (including “in all material respects” and “Material Adverse Change”), such materiality qualifier will be disregarded for purposes of determining whether a breach of such representation and warranty has occurred and for purposes of determining the amount of the Losses arising out of such breach (other than the use of “Material Adverse Change” in the first sentence of Section 3.7).
10.2    Survival.
(a)    Representations and Warranties. The representations and warranties of the Sellers and Encore set forth in this Agreement, and in any certificate or instrument delivered at the Closing, shall survive the execution and delivery of this Agreement and the Closing and continue in full force and effect thereafter until the three (3) year anniversary of the Closing Date, except that (i) the representations and warranties set forth in Section 3.10 (Receivables; Collections of Receivables) and Section 3.14 (Legal Compliance; Permits) shall survive until the five (5) year anniversary of the Closing Date, (ii) the representations and warranties set forth in Section 3.13 (Employee Benefits) and Section 3.16 (Taxes) will survive until thirty (30) days after the expiration of the statute of limitations applicable thereto and (iii) the representations and warranties set forth in Section 3.1 (Organization); Section 3.2 (Qualification; Due Execution; Power and Authority); Section 3.3 (Company Records/Authority); Section 3.4 (Non-Contravention); Section 3.5 (Capitalization); Section 3.20 (Brokers’ Fees); Section 4.1 (Organization); Section 4.2 (Authorization of Transaction); Section 4.3 (Due Execution; Enforceability); Section 4.4 (Non-Contravention); Section 4.7 (Title to Securities) and Section 4.9 (Brokers’ Fees) (collectively, the “Fundamental Representations”)will survive indefinitely. No claim for indemnification pursuant to Section 10.3 or Section 10.4 based on the breach of a representation or warranty may be asserted after the date on which such representation or warranty expires, except to the extent that such claim is based on fraud in which case it may be asserted at any time prior to the expiration of the statute of limitations applicable thereto. A claim for indemnification pursuant to Section 10.3 or Section 10.4 based on the breach of a representation or warranty that is asserted prior to the date on which such representation or warranty expires may be maintained until such claim is finally resolved in accordance with this Article 10.
(b)    Covenants. All covenants and agreements made by the Parties in this Agreement shall survive the execution and delivery of this Agreement and the Closing and continue in full force and effect thereafter for so long as such covenants remain executory in nature.
10.3    Indemnification by the Sellers. Subject to the limitations set forth in Section 10.6, from and after the Closing, the Sellers shall be obligated to indemnify, defend and hold harmless (including by reimbursement for Losses) Encore and its Affiliates (including the Acquired Companies) and their respective directors, managers, officers, employees and agents (collectively, the “Encore Indemnitees”) from and against the entirety of any Loss that any Encore Indemnitee may suffer that results from, arises out of, relates to, is in the nature of, or is caused by, any one or more of the following:
(a)    any misrepresentation, breach or inaccuracy of any representation or warranty contained in Article 3 or in any certificate or instrument delivered at the Closing by or on behalf of the Sellers (or any allegation by a third party that, if true, would constitute such a breach or inaccuracy);
(b)    any misrepresentation, breach or inaccuracy of any representation or warranty contained in Article 4 (or any allegation by a third party that, if true, would constitute such a breach or inaccuracy);
(c)    any breach or non-performance by any Seller of any covenant, agreement or undertaking contained in this Agreement or the failure of the Sellers’ Representative to make any Leakage Payment when due;
(d)    any Order, Proceeding, investigation, fine, penalty, restitution requirement or other action by any Governmental Authority based on any Law, (including the Consumer Financial Protection Bureau, Federal Trade Commission and each other financial institution regulator, or other regulator, or any attorney general of any state) against or in respect of any Acquired Company to the extent arising out of, directly or indirectly, any event, fact, condition, circumstance, occurrence, act or omission that was in existence (or that occurred or failed to occur) at or prior to the Closing;
(e)    the Proceeding identified on Schedule 10.3(e);
(f)    any and all Taxes imposed on, or pertaining or attributable to any of the Acquired Companies with respect to any Pre-Closing Tax Period and any and all Taxes allocated to a Pre-Closing Tax Period pursuant to the terms of Section 11.1 and Section 11.2, except that the following shall not be a Loss for which any Party is entitled to indemnification under any provision of this Agreement: (i) federal income taxes (exclusive of penalties and interest) assessed against the Acquired Companies for a Pre-Closing Tax Period related to any cost recovery method of accounting used by the Acquired Companies during any Pre-

Closing Tax Period up to an aggregate amount equal to the federal income tax liabilities accrued and reflected as deferred taxes on the Latest Balance Sheet and (ii) state taxes (exclusive of penalties and interest) assessed against the Acquired Companies for a Pre-Closing Tax Period related to any state tax nexus decision during a Pre-Closing Tax Period up to an aggregate amount equal to ONE MILLION SIX HUNDRED EIGHTY-THREE THOUSAND SIX HUNDRED TEN DOLLARS ($1,683,610.00) of which is a component of the “Other Liabilities” section on the Latest Balance Sheet; and
(g)    any Indebtedness to the extent not (i) identified on Section 3.6(b) of the Disclosure Schedule and (ii) paid as part of the Debt Repayment; and
(h)    any claim by a stockholder or former stockholder (or holder of any other equity securities) of any Acquired Company, or any other Person, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of capital stock or other equity securities of any Acquired Company; (ii) any rights of a stockholder or other equity holder (other than the rights of the Sellers to receive the Purchase Price as and to the extent set forth herein), including any option, preemptive rights or rights to notice or to vote; (iii) any rights under any of the Company’s Charter Documents; or (iv) any claim that his, her or its shares or other equity securities of any Acquired Company were wrongfully repurchased, cancelled, terminated or transferred by the Company or any Person.
10.4    Indemnification by Encore. From and after the Closing, Encore shall be obligated to indemnify, defend and hold harmless (including by reimbursement for Losses) each Seller and its Affiliates and their respective directors, officers, employees and agents (collectively, the “Seller Indemnitees”) from and against the entirety of any Loss that any Seller Indemnitee may suffer that results from, arises out of, relates to, is in the nature of, or is caused by, any one or more of the following:
(a)    any breach or inaccuracy of any representation or warranty contained in Article 5 or in any certificate or instrument delivered at the Closing by or on behalf of Encore (or any allegation by a third party that, if true, would constitute such a breach or inaccuracy); and
(b)    any breach or non-performance by Encore of any covenant, agreement or undertaking contained in this Agreement.
10.5    Matters Involving Third Parties.
(a)    Notice. If any third party (including any Taxing Authority) shall make or assert a claim against any party entitled to indemnification hereunder (the “Indemnified Party”) with respect to any matter that may give rise to a claim for indemnification against a party required to provide indemnification under this Article 10 (the “Indemnifying Party”), then the Indemnified Party shall notify each Indemnifying Party thereof promptly; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation under this

Agreement unless (and then solely to the extent) the Indemnifying Party is damaged or prejudiced thereby.
(b)    Defense and Settlement of Claims. In the case of (A) any such claim described in Section 10.5(a) or (B) any claim of a third party (including any Taxing Authority) existing as of the Closing Date against any Indemnified Party with respect to any matter that may give rise to a claim for indemnification against an Indemnifying Party, in each case, pursuant to which only the recovery of a sum of money is being sought and the Indemnifying Party enters into an agreement with the Indemnified Party (in form and substance reasonably satisfactory to the Indemnified Party) pursuant to which the Indemnifying Party agrees to be fully responsible (with no reservation of any rights other than the right to be subrogated to the rights of the Indemnified Party) for all Losses relating to such claim, the Indemnifying Party may, by giving written notice to the Indemnified Party, assume the defense thereof (including any discussions or settlement negotiations with such Taxing Authority). In such case, (i) the Indemnifying Party will defend the Indemnified Party against such matter with counsel of its choice reasonably satisfactory to the Indemnified Party, subject to approval of an insurance company providing coverage for the Losses, if any, and (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of any separate counsel to the Indemnified Party incurred prior to the date upon which the Indemnifying Party effectively assumes control of such defense). In the event that the Indemnifying Party is not entitled to, or does not, assume control of the defense of a claim pursuant to the terms of this Section 10.5(b), the Indemnifying Party may retain separate co-counsel at its sole cost and expense to participate in such defense and, in any event, the Indemnified Party shall (A) provide the Indemnifying Party with all material information requested by such party relating to the defense of such claim, (B) confer with the Indemnifying Party as to the most cost-effective manner in which to defend such claim and (C) use its reasonable efforts to minimize the cost of defending such claim. The Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to such matter without the written consent of the Indemnifying Party (not to be withheld unreasonably), and the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to such matter without the written consent of the Indemnified Party (not to be withheld unreasonably). Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such claim, but the Indemnifying Party will not be bound by any determination of any claim so defended for the purposes of this Agreement or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

10.6    Limitations on Liability.
(a)    Threshold Amount.
(i)    The Encore Indemnitees shall not be entitled to indemnification under Section 10.3(a) or Section 10.3(b) unless the aggregate amount of all Losses for which indemnification under Section 10.3(a) and Section 10.3(b) is sought by the Encore Indemnitees, collectively, exceeds $250,000 (the “Threshold Amount”), at which time the Encore Indemnitees shall be entitled to indemnification for all such Losses above the Threshold Amount; provided, however, that the limitation set forth in this Section 10.6(a)(i) shall not be applicable to any Losses resulting from either (A) fraud or (B) any breach or inaccuracy (or any allegation by a third party that, if true, would constitute a breach or inaccuracy) of the Fundamental Representations or the representations and warranties set forth in Section 3.13 (Employee Benefits) or Section 3.16 (Taxes).
(ii)    The Seller Indemnitees shall not be entitled to indemnification under Section 10.4(a) unless the aggregate amount of all Losses for which indemnification under Section 10.4(a) is sought by the Seller Indemnitees, collectively, exceeds the Threshold Amount, at which time the Seller Indemnitees shall be entitled to indemnification for all such Losses above the Threshold Amount; provided, however, that the limitation set forth in this Section 10.6(a)(ii) shall not be applicable to any Losses resulting from fraud.
(b)    Cap. The aggregate liability of the Sellers to the Encore Indemnitees pursuant to Section 10.3(a), Section 10.3(b), Section 10.3(d) and Section 10.3(e) shall not exceed ELEVEN MILLION DOLLARS ($11,000,000) (the “Cap”) and the aggregate liability of Encore to the Seller Indemnitees pursuant to Section 10.4(a) shall not exceed the Cap; provided, however, that the Cap shall not be applicable to any Losses resulting from either (i) fraud or (ii) any breach or inaccuracy (or any allegation by a third party that, if true, would constitute a breach or inaccuracy) of the Fundamental Representations or the representations and warranties set forth in Section  3.13 (Employee Benefits) or Section 3.16 (Taxes).
(c)    Limited Liability of the Sellers. Notwithstanding anything to the contrary in this Agreement, a Seller shall not be liable to the Encore Indemnitees for: any Losses that any Encore Indemnitee may suffer as a result of any matter described in Section 10.3(b) or Section 10.3(c) to the extent that such matter relates to (A) the breach or inaccuracy of the representations and warranties made by or on behalf of any Seller other than such Seller or (B) the breach or non-performance by any Seller other than such Seller of any covenant, agreement or undertaking contained in this Agreement.
(d)    Disclaimer of Special Damages. Each Party waives any rights to assert or receive any indirect, consequential, special, exemplary or punitive damages suffered or incurred by such Party as a result of the breach by another Party of any of its representations, warranties or obligations hereunder. For purposes of the foregoing, actual damages may, however, include indirect, consequential, special, exemplary or punitive damages to the extent that (a) the injuries or losses resulting in or giving rise to such damages are incurred or suffered by a third party that is not an Indemnified Party or an Affiliate of any Indemnified Party and (b) such damages are required to be paid by an Indemnified Party to a third party.
10.7    Procedures for Assertion of Claims.
(a)    Claim Certificate. In connection with any claim (including any Tax claim) for reimbursement of Losses subject to indemnification under this Article 10, including any Losses attributable to matters subject to Section 10.5 that are not paid by an Indemnifying Party directly to third parties, the Party seeking reimbursement (the “Claimant”) shall prepare, and deliver to the party from which reimbursement is sought (the “Respondent”), a certificate (a “Claim Certificate”): (i) stating that the Claimant has paid or sustained Losses subject to indemnification pursuant to this Article 10 and (ii) specifying in reasonable detail the Loss included in the amount so stated.
(b)    Resolution of Claims. As soon as practicable following the delivery of a Claim Certificate, the Sellers’ Representative and Encore shall attempt to agree upon the rights of the respective parties with respect to each claim set forth therein. If the Sellers’ Representative and Encore should so agree, a written memorandum setting forth such agreement shall be prepared and signed by the Sellers’ Representative and Encore, and a copy of such memorandum shall be delivered to the Claimant and the Respondent. Such memorandum and the agreements contained therein shall be final and binding on the Sellers’ Representative, Encore, the Claimant, the Respondent and all other Persons having any interest therein.
(c)    Failure to Resolve Objections. If the Sellers’ Representative and Encore cannot agree upon the rights of the respective parties with respect to each of the claims in a Claim Certificate within thirty (30) days after delivery of the Claim Certificate (as such period may be extended only by mutual written agreement of the Sellers’ Representative and Encore, by giving notice thereof to the Claimant and the Respondent), the Claimant may pursue any and all legal remedies that may be available to it.
(d)    Entitlement to Indemnity. The Claimant shall be entitled to receive payment for all amounts that the Respondent (i) has agreed in writing to pay, (ii) is obligated to pay pursuant to a written memorandum between the Sellers’ Representative and Encore pursuant to Section 10.7(b) or (iii) has been found liable to pay pursuant to a final order of a court of competent jurisdiction.
(e)    Payment of Claims. The Respondent shall pay all amounts to which a Claimant is entitled promptly upon demand of the Claimant (and in any case, within five (5) Business Days after such demand) by certified check or wire transfer of immediately available funds, as the Claimant may specify.

10.8    Recourse to Escrow Amount. After a claim has been established in accordance with Section 10.5 and/or Section 10.7, and for so long as the Escrow Agreement is in full force and effect and to the extent that there are any funds held in the escrow account governed by the Escrow Agreement, an Encore Indemnitee shall make a claim for payment against the Escrow Amount in accordance with the Escrow Agreement for reimbursement of any amount that an Encore Indemnitee is entitled to receive pursuant to Section 10.7(d), and only to the extent that such entitlement is not satisfied from the Escrow Amount will such Encore Indemnitee be entitled to a direct payment pursuant to Section 10.7(e).
10.9    Exclusive Remedy. Except for claims for specific performance of the terms of this Agreement pursuant to Section 13.15 or claims based upon fraud, the indemnification provisions set forth in this Article 10 will be the sole and exclusive remedy of the Indemnified Parties with respect to any and all claims from and after the Closing relating to the subject matter of this Agreement.
ARTICLE 11
TAX MATTERS
11.1    Preparation of Tax Returns.
(a)    In General. Except as otherwise provided in Section 11.1(b), and with respect to each Tax Return covering either (i) a Tax period or year commencing at or before and ending after the Closing Date (each, a “Straddle Period”) or (ii) a Tax period ending at or before the Closing Date or a portion of any Straddle Period that ends at and includes the Closing Date (each, a “Pre-Closing Tax Period”) that, in any such case, is required to be filed for, by, on behalf of or with respect to any Acquired Company after the Closing Date, Encore (A) shall prepare or cause to be prepared each such Tax Return and (B) shall determine the portion of the Taxes shown as due on such Tax Return that is allocable to a Pre-Closing Tax Period and the portion of the Taxes shown as due on such Tax Return that is allocable to the Tax period (or portion thereof) beginning after the Closing Date (each, a “Post-Closing Tax Period”), which determination shall be set forth in a statement (“Statement”) prepared by Encore. Encore shall deliver a copy of such Tax Return and the Statement related thereto (including related work papers) to the Sellers’ Representative for its review and approval (such approval not to be unreasonably withheld, conditioned or delayed) sufficiently in advance of the due date (including any extensions thereof) for filing such Tax Return to provide the Sellers’ Representative with a meaningful opportunity to analyze and comment on such Tax Return and have such Tax Return modified before the filing of such Tax Return. With respect to each Tax Return described in this Section 11.1(a) and in Section 11.1(b), Encore and each Seller, as applicable, will join in the execution and filing of such Tax Return and other documentation as required by Law.
(b)    Pre-Closing Income Tax Returns. Notwithstanding the foregoing provisions of Section 11.1(a), the Sellers’ Representative shall cause to be timely prepared in a manner consistent with past practice, Law and this Agreement all Tax Returns for income Taxes with respect to the Acquired Companies for all taxable periods ending at or before the Closing Date that are due after the Closing Date, including for those jurisdictions and Taxing Authorities that permit or require a short period Tax Return for income Taxes for the period ending at and including the Closing Date, for each of Acquired Company covering the taxable period beginning on January 1, 2014, and ending at and including the Closing Date. The Sellers shall bear the costs of the preparation of all such Tax Returns. The Sellers’ Representative shall provide Encore with copies of completed drafts of each such Tax Return at least forty-five (45) days prior to the due date (including extensions) for filing thereof, along with supporting workpapers, for Encore’s review and approval. Within twenty-five (25) days of such delivery, Encore shall deliver to the Sellers’ Representative a written statement describing any objections to such Tax Return. If the Sellers’ Representative and Encore are unable to resolve any such objection within the twenty (20) day period after the delivery of such objections, such Tax Return shall be filed as prepared by the Sellers’ Representative, as adjusted to the extent necessary to reflect the resolution of any such objections mutually agreed to by the Sellers’ Representative and Encore.
11.2    Straddle Period Allocation. Except as otherwise provided in the next sentence, in the case of any Straddle Period, the amount of any Taxes allocable to the Pre-Closing Tax Period portion of such Straddle Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date. In the case of any liability for any real or personal property Taxes attributable to a Straddle Period, the total amount of such Taxes allocable to the Pre-Closing Tax Period of such Straddle Period shall be the product of (a) such Tax for the entirety of such Straddle Period, multiplied by (b) a fraction, the numerator of which is the number of days for such Straddle Period included in the Pre-Closing Tax Period and the denominator of which is the total number of days in such Straddle Period, and the balance of such Taxes shall be allocable to the Post-Closing Tax Period.
11.3    Transfer Taxes. All documentary, sales, use, registration and other transfer Taxes (including all applicable real estate transfer or securities transfer Taxes) and fees incurred in connection with this Agreement or the consummation of the transactions contemplated hereby shall be paid by the Sellers.
11.4    Cooperation on Tax Matters. The Parties shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns, and in connection with any audit or Proceeding, including making employees available on a mutually convenient basis in connection therewith. Upon request by Encore, the Sellers shall deliver to Encore originals or copies of all books and records within the Sellers’ control with respect to Tax matters pertinent to the Acquired Companies relating to any Pre-Closing Tax Period. The Parties agree to use their reasonable best efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on any Party as a result of the consummation of the transactions contemplated by this Agreement.
11.5    Conflict. In the event of a conflict between the provisions of this Article 11 and any other provision of this Agreement, the provisions of this Article 11 shall control.

11.6    Survival; Exclusivity. Notwithstanding any provision of this Agreement to the contrary, each Party’s representations, warranties, covenants, agreements, rights and obligations with respect to any Tax or Tax matter covered by this Agreement shall survive the Closing and shall not terminate until thirty (30) days after the expiration of all statutes of limitations (including any and all extensions thereof) applicable to such Tax (or the assessment thereof) or Tax matter.
11.7    Tax Treatment of Indemnity Payments. The Parties agree to treat any indemnity payment made pursuant to this Agreement as an adjustment to the Purchase Price for federal, state, local and foreign income Tax purposes.
11.8    Termination of Tax Sharing Agreements. The Sellers shall cause any and all Tax sharing or allocation agreements, intercompany agreements or other agreements or arrangements between or among one or more of the Acquired Companies and any one or more other Persons relating to any Tax matters to be terminated with respect to each of the Acquired Companies as of the Closing Date, and from and after the Closing Date, the Acquired Companies shall not be bound thereby or have any liability thereunder for any taxable period (whether past, current or future taxable periods).
ARTICLE 12
SELLERS’ REPRESENTATIVE
12.1    Appointment and Powers. Each of the Sellers hereby appoints Richard Woolwine as such Seller’s attorney-in-fact (in such capacity, the “Sellers’ Representative”), with full power and authority, including power of substitution, acting in the name of and for and on behalf of such Seller to:
(a)    resolve any disputes with Encore pursuant to any Leakage Payment;
(b)    pursue, defend and settle any indemnification claims, whether made by or against the Sellers, pursuant to Article 10, and to do all other things and to take all other actions after the Closing that the Sellers’ Representative may consider necessary or appropriate to resolve any such indemnification claims;
(c)    authorize the Escrow Agent to release all or any portion of the Escrow Amount to Encore Indemnitees in satisfaction of (i) any Leakage Payment or (ii) any indemnification claims made by such Encore Indemnitees;
(d)    establish a bank account in the name of the Sellers’ Representative (as representative of the Sellers), at such bank as may be designated by the Sellers’ Representative, and to receive and disburse from such account any payments of Purchase Price to which the Sellers may be entitled pursuant to this Agreement, including (i) the Closing Cash Payment and (ii) any release of Escrow Amount (or any portion thereof) to the Sellers’ Representative (for the benefit of the Sellers) pursuant to the Escrow Agreement;

(e)    resolve any other dispute with Encore over any aspect of this Agreement, including demanding and/or participating in arbitration proceedings with respect to such disputes and complying with any Orders issued in connection therewith;
(f)    give and receive notices and communications that are required to be given, or that may be given, pursuant to this Agreement;
(g)    negotiate, agree to and enter into any agreement (including settlements and releases), on behalf of the Sellers, to effectuate any of the foregoing, which agreements shall have the effect of binding such Sellers as if such Sellers had personally entered into such agreements; and
(h)    do all other things and take all other actions under or related to this Agreement that the Sellers’ Representative may consider necessary or appropriate in the judgment of the Sellers’ Representative to accomplish the foregoing or for the accomplishment of any other action required by the terms of this Agreement (including actions related to Taxes and Tax matters provided for in Article 11) and to otherwise effectuate the transactions contemplated by this Agreement.
This appointment and power of attorney shall be deemed coupled with an interest and all authority conferred hereby shall be irrevocable and shall not be subject to termination by operation of law, whether by the death or incapacity or liquidation or dissolution of any Seller or the occurrence of any other event or events, and the Sellers’ Representative may not terminate this power of attorney with respect to any Seller or such Seller’s successors or assigns without the consent of Encore. No bond shall be required of the Sellers’ Representative, and the Sellers’ Representative shall receive no compensation for its services pursuant to this Agreement. Notices or communications to or from the Sellers’ Representative shall constitute notice to or from each Seller.
12.2    Reliance. The Sellers’ Representative may rely on and shall be protected in relying on or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Sellers’ Representative shall not be liable for other parties’ forgeries, fraud or false representations. By its, his or her execution of this Agreement, each Seller agrees that: (i) Encore shall be able to rely conclusively on the instructions and decisions of the Sellers’ Representative as to the determination of the Purchase Price, the settlement of any claims for indemnification by Encore or the Company pursuant to Article 10 hereof, the disbursement of the Escrow Amount (or any portion thereof) pursuant to the Escrow Agreement or any other actions required or permitted to be taken by the Sellers’ Representative under this Agreement or the Escrow Agreement, and no Party shall have any cause of action against Encore for any action taken by Encore in reliance upon the instructions or decisions of the Sellers’ Representative; (ii) all actions, decisions and instructions of the Sellers’ Representative shall be conclusive and binding upon all of the Sellers and no Seller shall have any cause of action against the Sellers’ Representative for any action taken, decision made or instruction given by the Sellers’ Representative under this Agreement; (iii) the provisions of this Article 12 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Seller may have in connection with the transactions contemplated hereby; (iv) remedies available at law for any breach of the provisions of this Article 12 are inadequate; therefore, Encore and the Company shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if either Encore or the Company brings an action to enforce the provisions of this Article 12; and (v) the provisions of this Article 12 shall be binding upon the representatives of each Seller, and any references in this Agreement to a Seller shall mean and include the successors to such Seller’s rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.
12.3    Professionals; Limitation of Liability. The Sellers’ Representative shall be authorized to engage, and to rely upon the advice and opinions of, legal counsel, accountants or other administrative or professional advisors as the Sellers’ Representative may deem advisable to carry out its duties under this Agreement. The Sellers’ Representative shall not be liable for any act done or omitted hereunder as the Sellers’ Representative while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of legal counsel, accountants or other administrative or professional advisors shall be conclusive evidence of such good faith. Each Seller agrees to hold the Sellers’ Representative harmless from any loss, damage, liability or expense (including fees and disbursements of legal counsel, accountants and other professional advisors) that such Seller may sustain as a result of any action taken in good faith by the Sellers’ Representative in connection with the administration of its duties under this Agreement or in connection with any dispute arising between the Sellers and Encore under this Agreement.
12.4    Reimbursement of Expenses; Indemnity for Losses. Each Seller hereby agrees to reimburse the Sellers’ Representative for such Seller’s pro-rata share of any out-of-pocket administrative fees, costs and expenses (including fees and disbursements of legal counsel, accountants and other professional advisors) reasonably incurred by the Sellers’ Representative in connection with the administration of its duties under this Agreement. Each Seller also hereby agrees to indemnify and hold harmless the Sellers’ Representative from and against such Seller’s pro-rata share of any other loss, damage, liability or expense (including fees and disbursements of legal counsel, accountants and other professional advisors) that the Sellers’ Representative may sustain as a result of any action taken by the Sellers’ Representative without gross negligence, willful misconduct or bad faith in connection with the administration of its duties under this Agreement or in connection with any dispute arising between the Sellers and Encore under this Agreement.
ARTICLE 13
MISCELLANEOUS
13.1    Public Disclosure. Encore shall have editorial and timing control over the issuance of any press release or other public statement (including any announcement to employees of the Acquired Companies) regarding the terms of this Agreement and the consummation of the transactions contemplated hereby, provided that Encore will provide the Sellers’ Representative with a copy of any proposed disclosure of the material terms of this Agreement, and a reasonable opportunity to comment on such disclosure, prior to the issuance of such disclosure to the public.
13.2    No Third-Party Beneficiaries. This Agreement (other than Article 10 to the extent it confers rights upon the Encore Indemnitees and Seller Indemnitees) shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
13.3    Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral (including that certain letter agreement, dated April 7, 2014, by and among Encore and the Company), that may have related in any way to the subject matter hereof.
13.4    Succession and Assignment. This Agreement and all of the provisions hereof shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations of any Party under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of each other Party, and any such assignment without such prior written consent shall be null and void; provided, however, that Encore may, without the consent of any other Party, assign this Agreement to any wholly owned subsidiary of Encore, provided that such assignee assumes the obligations of Encore hereunder and that Encore remains liable for its obligations hereunder.
13.5    Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered, if personally delivered, (b) when receipt is confirmed by non-electronic means, if faxed (with hard copy to follow via first class mail, postage prepaid, or overnight courier), or (c) on the next Business Day after deposit with a reputable overnight courier, in each case addressed to the intended recipient as set forth below:
If to Encore (or, after the Closing, any Acquired Company):
Encore Capital Group, Inc.
3111 Camino Del Rio North, Suite 1300
San Diego, California 92108
Attention: Chief Financial Officer
Telephone: (858) 309-6904
Facsimile: (858) 309-6977
With a copy to (which shall not constitute notice):
Encore Capital Group, Inc.
3111 Camino Del Rio North, Suite 1300
San Diego, California 92108
Attention: Vice President, Legal and Corporate Affairs
Telephone: (858) 560-3586
Facsimile: (858) 309-6998

and
Greenberg Traurig, LLP
77 West Wacker Drive, Suite 3100
Chicago, IL 60601
Attention: Marc Harrison
Telephone: (312) 456-1053
Facsimile: (312) 803-1872
If to any Seller (or, prior to the Closing, any Acquired Company):
Richard Woolwine, as the Sellers’ Representative
3532 Wellington Drive
Roanoke, Virginia 24014
Telephone: (540) 345-9234
With a copy to (which shall not constitute notice):
Gentry Locke Rake & Moore, LLP
10 Franklin Road S.E., Suite 800
Roanoke, Virginia 24011
Attention: Bruce Stockburger
Telephone: (540) 983-9366Facsimile: (540) 983-9400
and
Christopher Hanson
5225 Flintlock Rd
Roanoke, Virginia 24018
Telephone: (540) 588-6117
13.6    Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
13.7    Governing Law. This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.
13.8    FORUM; WAIVER OF JURY TRIAL.
(a)    EACH OF THE PARTIES SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN NEW YORK, NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, AGREES THAT ALL CLAIMS IN RESPECT

OF THE ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND AGREES NOT TO BRING ANY ACTION OR PROCEEDING ARISING OUT OF, OR RELATING TO, THIS AGREEMENT IN ANY OTHER COURT. EACH OF THE PARTIES WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES ANY BOND, SURETY OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO. EACH PARTY AGREES THAT SERVICE OF SUMMONS AND COMPLAINT OR ANY OTHER PROCESS THAT MIGHT BE SERVED IN ANY ACTION OR PROCEEDING MAY BE MADE ON SUCH PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED AT THE ADDRESS OF THE PARTY AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 13.5. NOTHING IN THIS SECTION, HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. EACH PARTY AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
(b)    WAIVER. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
(c)    CERTIFICATION. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION.
13.9    Amendments and Waivers. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each Party. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

13.10    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.
13.11    Expenses. Each Party will bear its own expenses (including fees and disbursements of legal counsel, accountants, financial advisors and other professional advisors) incurred in connection with the preparation, negotiation, execution, delivery and performance of this Agreement (and each of the other agreements and instruments contemplated by or executed in connection with this Agreement) and the consummation of the transactions contemplated by this Agreement.
13.12    Construction. The Parties have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumptions or burdens of proof shall arise favoring any Party by virtue of the authorship of any of the provisions of this Agreement. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.
13.13    Incorporation of Exhibits and Schedules. The exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.
13.14    Number and Gender. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. Each gender-specific term used herein has a comparable meaning whether used in a masculine, feminine or gender-neutral form.
13.15    Remedies. Each of the Parties acknowledges and agrees that each other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that each other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

13.16    Offset Permitted. Encore shall have the right to set off against any of its obligations (or the obligations of any of its Affiliates) to make payment to any Seller, under this Agreement or otherwise, any amount owed to Encore (or to any of its Affiliates) by such Seller (or by any of its Affiliates) under this Agreement or otherwise.
13.17    Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any person or entity, or that such person or entity is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such person or entity.
13.18    Including. As used in this Agreement, the word “including” shall be deemed to mean “including, without limitation” and, unless otherwise expressly provided, shall not limit the words or terms preceding such word.
13.19    Non-Business Days. If any time period for giving notice or taking action hereunder expires on a day that is not a Business Day, the time period shall automatically be extended to the Business Day immediately following such day. Any reference in this Agreement to a number of days other than Business Days shall be deemed to be reference to such number of calendar days.
13.20    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. This Agreement may be executed by facsimile, .PDF, photo or electronic signature and such facsimile, .PDF, photo or electronic signature shall constitute an original for all purposes.
{Signature Pages to Follow}

IN WITNESS WHEREOF, the Parties hereto have executed this Stock Purchase Agreement as of the date first above written.

ENCORE: ENCORE CAPITAL GROUP, INC. By: /s/ Paul Grinberg Name: Paul Grinberg Title: EVP and CFO
THE COMPANY: ATLANTIC CREDIT & FINANCE, INC. By: /s/ Richard E. Woolwine Name: Richard E. Woolwine Title: CEO
THE SELLERS’ REPRESENTATIVE: /s/ Richard E. Woolwine Name: Richard E. Woolwine Title: CEO

{Signature Page to Stock Purchase Agreement}

The Sellers
RICHARD E. WOOLWINE, III, TRUSTEE OF THE RICHARD E. WOOLWINE, III REVOCABLE TRUST U/A/D 7/7/2009 By: /s/ Richard E. Woolwine, III Name: Richard E. Woolwine, III Title: Trustee
KELLY S. WOOLWINE, TRUSTEE OF THE KELLY S. WOOLWINE REVOCABLE TRUST U/A/D 10/18/2010 By: /s/ Kelly S. Woolwine Name: Kelly S. Woolwine Title: Trustee
/s/ Steven J. Woolwine Steven J. Woolwine
/s/ Daryl L. Deke Daryl L. Deke
/s/ Christopher W. Hanson Christopher W. Hanson
/s/ Kevin D. Hudson Kevin D. Hudson
/s/ Jaideep Ganguly Jaideep Ganguly

{Signature Page to Stock Purchase Agreement}